EXHIBIT 2.1

Southern Power has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Southern Power has omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as "[**]."

                           PURCHASE AND SALE AGREEMENT

                                 by and between

                    CP OLEANDER, LP and CP OLEANDER I, INC.,

                                   as Sellers,

                            CONSTELLATION POWER, INC.

                                       and

                       SP NEWCO I LLC and SP NEWCO II LLC,

                                  as Purchasers

                                       and

                  SOUTHERN POWER COMPANY, as Purchasers' Parent

                  for the Sale of the Partnership Interests of

                           OLEANDER POWER PROJECT, LP

                            Dated as of April 8, 2005

                                Table of Contents

                                                                    Page No.

ARTICLE 1             DEFINITIONS....................................- 1 -

         Section 1.1           Certain Defined Terms.................- 1 -
         Section 1.2           Certain Interpretive Matters.........- 12 -

ARTICLE 2             PURCHASE AND SALE.............................- 13 -

         Section 2.1           Purchase and Sale....................- 13 -

ARTICLE 3             CLOSING; PURCHASE PRICE.......................- 14 -

         Section 3.1           Closing..............................- 14 -
         Section 3.2           Initial Purchase Price...............- 15 -
         Section 3.3           Adjustment to Initial Purchase Price.- 15 -
         Section 3.4           Estimated Adjustment Statement.......- 15 -
         Section 3.5           Final Adjustment Statement...........- 16 -

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF SELLERS
                      AND CPI.......................................- 17 -

         Section 4.1           Organization and Existence...........- 17 -
         Section 4.2           Execution, Delivery and
                               Enforceability.......................- 17 -
         Section 4.3           Ownership............................- 18 -
         Section 4.4           Capitalization.......................- 18 -
         Section 4.5           No Violation.........................- 18 -
         Section 4.6           Business.............................- 19 -
         Section 4.7           Compliance with Laws.................- 19 -
         Section 4.8           Permits..............................- 19 -
         Section 4.9           Litigation...........................- 20 -
         Section 4.10          Existing Contracts...................- 21 -
         Section 4.11          Personal Property....................- 21 -
         Section 4.12          Real Property........................- 21 -
         Section 4.13          Intellectual Property................- 22 -
         Section 4.14          Brokers..............................- 22 -
         Section 4.15          Environmental Compliance.............- 22 -
         Section 4.16          Tax Matters..........................- 23 -
         Section 4.17          Employees............................- 25 -
         Section 4.18          No Subsidiaries......................- 25 -
         Section 4.19          Financial Statements.................- 25 -
         Section 4.20          Undisclosed Liabilities..............- 25 -
         Section 4.21          Absence of Certain Financial
                               Changes or Events....................- 25 -
         Section 4.22          Consents and Approvals...............- 26 -
         Section 4.23          Labor Matters........................- 26 -
         Section 4.24          Insurance............................- 27 -
         Section 4.25          Reserved.............................- 27 -

         Section 4.26          No Knowledge of Purchasers' Breach...- 27 -
         Section 4.27          Existing Title Policy................- 27 -
         Section 4.28          No Notices...........................- 27 -
         Section 4.29          No Assessments.......................- 27 -
         Section 4.30          Surveys..............................- 28 -
         Section 4.31          Accounts Receivable..................- 28 -
         Section 4.32          Defective Work.......................- 28 -

ARTICLE 5             REPRESENTATIONS AND WARRANTIES OF PURCHASERS
                      AND PURCHASERS' PARENT........................- 28 -

         Section 5.1           Organization and Existence...........- 28 -
         Section 5.2           Execution, Delivery and
                               Enforceability.......................- 28 -
         Section 5.3           No Violation.........................- 29 -
         Section 5.4           Compliance with Laws.................- 29 -
         Section 5.5           Litigation...........................- 29 -
         Section 5.6           Brokers..............................- 30 -
         Section 5.7           Financing............................- 30 -
         Section 5.8           Purchasers' Qualifications...........- 30 -
         Section 5.9           As Is" Sale; Disclaimer of
                               Representations and Warranties;
                               Further Acknowledgements by
                               Purchasers and Purchasers' Parent....- 30 -
         Section 5.10          No Knowledge of Sellers' Breach......- 31 -
         Section 5.11          Characteristics of Purchasers;
                               No Distribution......................- 31 -
         Section 5.12          Inspection...........................- 32 -
         Section 5.13          Consents and Approvals...............- 32 -
         Section 5.14          Bankruptcy...........................- 32 -
         Section 5.15          Employee Benefit Plans...............- 32 -

ARTICLE 6             COVENANTS OF EACH PARTY.......................- 32 -

         Section 6.1           Efforts to Close.....................- 32 -
         Section 6.2           Updating.............................- 33 -
         Section 6.3           Conduct Pending Closing..............- 34 -
         Section 6.4           Regulatory Approvals.................- 36 -
         Section 6.5           Tax Matters..........................- 37 -
         Section 6.6           Risk of Loss.........................- 41 -
         Section 6.7           Insurance............................- 42 -
         Section 6.8           Announcements........................- 42 -
         Section 6.9           Post Closing - Further Assurances....- 43 -
         Section 6.10          Post Closing - Information and
                               Records..............................- 43 -
         Section 6.11          Use of Seller Marks..................- 44 -
         Section 6.12          Excluded Assets......................- 45 -
         Section 6.13          Excluded Liabilities.................- 45 -
         Section 6.14          Additional Covenants of the
                               Purchasers and Sellers...............- 45 -
         Section 6.15          LTSA Parts Transfer..................- 45 -
         Section 6.16          Seller Guarantees....................- 46 -
         Section 6.17          Payment of Intercompany Arrangements.- 46 -

         Section 6.18          Employees............................- 46 -
         Section 6.19          Creditworthiness.....................- 47 -

ARTICLE 7             ACCESS AND CONFIDENTIALITY; TRANSITION
                      PROCEDURES....................................- 47 -

         Section 7.1           General Access.......................- 47 -
         Section 7.2           Transition Period Procedures.........- 48 -
         Section 7.3           Indemnification......................- 49 -
         Section 7.4           Confidential Information.............- 49 -
         Section 7.5           No Other Contact.....................- 50 -

ARTICLE 8             INDEMNIFICATION...............................- 50 -

         Section 8.1           Exclusivity..........................- 50 -
         Section 8.2           Indemnification by Sellers and CPI...- 50 -
         Section 8.3           Indemnification by Purchasers........- 51 -
         Section 8.4           Notice of Claim......................- 52 -
         Section 8.5           Defense of Third Party Claims........- 52 -
         Section 8.6           Cooperation..........................- 53 -
         Section 8.7           Mitigation and Limitation of Claims..- 53 -
         Section 8.8           Adjustment to Purchase Price.........- 54 -
         Section 8.9           Specific Performance.................- 54 -
         Section 8.10          Survival; Time Limitation for
                               Indemnification......................- 54 -

ARTICLE 9             PURCHASER'S CONDITIONS TO CLOSING.............- 55 -

         Section 9.1           Compliance with Provisions...........- 55 -
         Section 9.2           Reserved.............................- 55 -
         Section 9.3           No Restraint.........................- 55 -
         Section 9.4           Required Regulatory Approvals and
                               Consents.............................- 55 -
         Section 9.5           Representations and Warranties.......- 56 -
         Section 9.6           Officer's Certificate................- 56 -
         Section 9.7           Material Adverse Effect..............- 56 -
         Section 9.8           Reserved.............................- 56 -
         Section 9.9           No Termination.......................- 56 -
         Section 9.10          Receipt of Other Documents...........- 56 -
         Section 9.11          Title Insurance......................- 57 -
         Section 9.12          Certificates of Occupancy............- 58 -
         Section 9.13          Certificates of Non-Foreign Status...- 58 -
         Section 9.14          Units Operability....................- 58 -

ARTICLE 10            SELLERS' CONDITIONS TO CLOSING................- 58 -

         Section 10.1          Compliance with Provisions...........- 58 -
         Section 10.2          Reserved.............................- 58 -
         Section 10.3          No Restraint.........................- 58 -
         Section 10.4          Required Regulatory Approvals and
                               Consents.............................- 58 -
         Section 10.5          Representations and Warranties.......- 59 -

         Section 10.6          Officer's Certificate................- 59 -
         Section 10.7          [**].................................- 59 -
         Section 10.8          No Termination.......................- 59 -
         Section 10.9          Receipt of Other Documents...........- 59 -

ARTICLE 11            TERMINATION...................................- 60 -

         Section 11.1          Termination..........................- 60 -
         Section 11.2          Procedure and Effect of Termination..- 61 -

ARTICLE 12            GENERAL PROVISIONS............................- 61 -

         Section 12.1          Expenses.............................- 61 -
         Section 12.2          Entire Document; Modification or
                               Amendment............................- 61 -
         Section 12.3          Schedules and Exhibits...............- 61 -
         Section 12.4          Counterparts.........................- 62 -
         Section 12.5          Severability.........................- 62 -
         Section 12.6          Assignability........................- 62 -
         Section 12.7          Captions.............................- 62 -
         Section 12.8          Governing Law and Forum..............- 62 -
         Section 12.9          Notices..............................- 62 -
         Section 12.10         No Third Party Beneficiaries.........- 64 -
         Section 12.11         No Relationship......................- 64 -
         Section 12.12         Construction of Agreement............- 64 -
         Section 12.13         Indemnification Not Affected by
                               Knowledge; No Waiver.................- 65 -
         Section 12.14         Waiver of Compliance.................- 65 -
         Section 12.15         Consents Not Unreasonably Withheld...- 65 -
         Section 12.16         Survival.............................- 65 -
         Section 12.17         Time of Essence......................- 66 -
         Section 12.18         Purchasers' Parent Support...........- 66 -

                             EXHIBITS AND SCHEDULES

Item                                Description

Exhibit 1.1 Assignment and Assumption Agreement (Excluded Assets and Liabilities)

Exhibit 1.2                Assignment and Assumption Agreement

Schedule 1.1A              Existing Title Policy

Schedule 1.1B              Intercompany Arrangements

Schedule 1.1C              Sellers' Persons With Knowledge

Schedule 1.1D              Purchasers' Persons With Knowledge

Schedule 1.1E              Liens

Schedule 1.1F              Purchasers' Required Consents

Schedule 1.1G              Purchasers' Required Regulatory Approvals

Schedule 1.1H              Sellers' Required Consents

Schedule 1.1I              Sellers' Required Regulatory Approvals

Schedule 3.4(a)            OPP Net Working Capital Adjustment

Schedule 3.4(a)(i)         Parts Inventory

Schedule 3.4(a)(ii)        Demineralized Water

Schedule 3.4(a)(iii)       LTSA Capital Spares

Schedule 4.4               Capitalization

Schedule 4.7               Compliance With Laws

Schedule 4.8               Permits

Schedule 4.9               Litigation

Schedule 4.10(a)           Existing Contracts

Schedule 4.10(b)           Exceptions Related to Certain Existing Contracts

Schedule 4.11              Personal Property

Schedule 4.12              Real Property Owned by OPP

Schedule 4.15              Environmental Laws

Schedule 4.16              Tax Matters

Schedule 4.16(e)           Tax Deficiencies Being Contested by OPP

Schedule 4.24              Seller Insurance Policies

Schedule 6.12(a)           Excluded Assets

Schedule 6.16              Seller Guarantees

Schedule 6.18              Employees

Schedule 7.2               Transition Plan

Schedule 9.11              Title Policy Endorsements

                           PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT, dated as of April 8, 2005 (the "Effective Date"), is made and entered into by and between CP Oleander, LP ("CPO"), a limited partnership organized under the laws of the State of Maryland, and CP Oleander I, Inc. ("CPOI"), a Maryland corporation (each of the foregoing sometimes individually referred to herein as a "Seller", and collectively, as the "Sellers"), Constellation Power, Inc., a Maryland corporation ("CPI") and SP Newco I LLC, a Delaware limited liability company ("GP Purchaser") and SP Newco II LLC, a Delaware limited liability company ("LP Purchaser") and Southern Power Company, a Delaware corporation ("Purchasers' Parent") (each of the foregoing sometimes individually referred to herein as a "Party" and, collectively, as the "Parties").

                                    RECITALS

         A. CPO is the record and beneficial owner of a ninety-nine percent (99%) limited partnership interest (the "LP Interest") in Oleander Power Project, LP, a limited partnership organized under the laws of the State of Florida ("OPP").

         B. CPOI is the record and beneficial owner of a one percent (1%) general partnership interest (the "GP Interest") in OPP.

         C. The LP Interest and the GP Interest may sometimes be referred to herein as the "Partnership Interests".

         D. OPP owns and operates the Oleander Station (as defined in Section 1.1).

         E. CPI currently employs all of the employees employed at the Oleander Station.

         F. Sellers desire to sell to Purchasers, and Purchasers desire to purchase and acquire from Sellers, all of the Partnership Interests (the "Transactions") on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

                                   DEFINITIONS

Section 1.1. Certain Defined Terms. The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

         "Accounts Receivable" means the amounts due for goods, services and sales of capacity and energy provided to third parties through the Closing Date, determined in accordance with GAAP.

         "Affiliate" of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

         "Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

         "Annexation and Sewer Agreement" means that certain "Annexation and Sewer Agreement" by and between the City of Cocoa, Florida and Oleander Power Project, L.P., dated February 8, 2000.

         "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, orders, judgments, writs, injunctions, licenses, Permits, the Stipulated Settlement Agreement, the Conservation Easement, the Annexation and Sewer Agreement, decrees or codes of Governmental Authorities which apply to either Seller, CPI, Purchasers, Purchasers' Parent, OPP, the Oleander Station, this Agreement, or the Transactions.

         "Assignment and Assumption Agreement (Excluded Assets and Liabilities)" means that certain Assignment and Assumption Agreement, substantially in the form of Exhibit 1.1, to be executed and delivered by CPI and OPP at Closing.

         "Audited Financial Statements" has the meaning set forth in Section
4.19.

         "Balance Sheet" has the meaning set forth in Section 4.19.

         "Business" means the business and operations of OPP.

         "Business Day" means a day other than Saturday, Sunday or a day on which banks in the City of New York, New York are required to be closed for business.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" has the meaning set forth in Section 7.4(a).

         "Confidentiality Agreement" means that certain confidentiality agreement, dated September 28, 2004, entered into between Purchasers (or an Affiliate of Purchasers) and Constellation Power, Inc., in connection with the Transactions.

         "Conservation Easement" means that certain Conservation Easement from Oleander Power Project, L.P., to the State of Florida Department of

Environmental Protection, recorded in Official Records Book 4199, page 1281, and re-recorded in Official Records Book 4208, page 1368, in the Public Records of Brevard County, Florida.

         "CPI" has the meaning set forth in the introductory paragraph of this Agreement.

         "CPO" has the meaning set forth in the introductory paragraph of this Agreement.

         "CPOI" has the meaning set forth in the introductory paragraph of this Agreement.

         "Disclosing Party" has the meaning set forth in Section 7.4(a).

         "Dollars" or "$" means dollars in lawful currency of the United States.

         "Due Diligence Materials" means (a) the due diligence materials distributed or otherwise made available in written or digital form by or on behalf of Sellers to Purchasers including, without limitation, (i) all written answers to questions provided by or on behalf of Sellers to Purchasers, (ii) all materials provided by Sellers or their Affiliates on compact disks related to the Transactions, (iii) all documents and materials made available to Purchasers during any visit to the Oleander Station, and (b) the additional materials referred to in Schedule 1.1A.

         "Effective Date" has the meaning set forth in the preamble to this Agreement.

         "Effective Time" has the meaning set forth in Section 3.1.

         "Employee" shall have the meaning set forth in Section 6.18(a).

         "Employee Benefit Plans" means any retirement, pension, profit sharing, deferred compensation, stock bonus, 401(k), savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by any of CPI, OPP, the Sellers or an ERISA Affiliate or to which any of the foregoing is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of any of CPI, OPP, the Sellers or an ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which any of CPI, OPP, the Sellers or an ERISA Affiliate has (or could have) any obligation or liability.

         "Encumbrances" means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, rights of first refusal, conditional and installment sales agreements, easements, equities, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to transfer, to use, or to receive income or on voting rights.

         "Environmental Laws" means all federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders or common law relating to pollution or protection of the environment, plants, animals, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 through 2629; the Oil Pollution Act, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. ss. 1201 et seq.; any similar laws of the State of Florida or of any other Governmental Authority having jurisdiction over the site at which the Oleander Station is located or otherwise applicable to the Oleander Station or its owner or operator; provided, however, that "Environmental Laws" shall not include the Stipulated Settlement Agreement, the Conservation Easement and the Annexation and Sewer Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any person or entity that, together with any of Sellers, OPP or CPI, is treated as a single employer under Section 414(b), (c),
(m) or (o) of the Code.

         "Estimated Adjustment Statement" has the meaning set forth in Section 3.4.

         "Excluded Assets" has the meaning provided in Section 6.12.

         "Excluded Liabilities" has the meaning set forth in Section 6.13.

         "Existing Contracts" means the contracts, agreements, arrangements, leases, real property covenants, restrictions, reservations and title restrictions, easements of any nature, other than the Permits, to which (a) OPP is a party or by or to which it, the Oleander Station, or any other assets owned or used by OPP, is or are bound or subject to or (b) either Seller or CPI or any Affiliate of any of them is a party and by which OPP or the Oleander Station or any related assets are bound or to which they are subject.

         "Existing Title Policy" means the title policy issued to OPP listed in
Schedule 1.1A.

         "FERC" means the Federal Energy Regulatory Commission or its successor.

         "Final Adjustment Statement" has the meaning set forth in Section 3.5.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GEII" means General Electric International, Inc.

         "Governmental Authority" means any federal, state, local, municipal or foreign (a) governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, custodial, or authority or power; and (b) court or governmental tribunal.

         "GP Interests" has the meaning set forth in the Recitals to this Agreement.

         "GP Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Hazardous Substances" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, chemical, waste or other material, or as a "contaminant" or "pollutant" (or words of similar meaning or regulatory effect) or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

         "Income Tax" means any Tax imposed by any Governmental Authority based upon, measured by or calculated with respect to net income or profits (including capital gains Taxes and minimum Taxes) together with any interest, penalties or additions attributable to such Tax.

         "Indemnifiable Claim" has the meaning set forth in Section 8.7.

         "Indemnitee" has the meaning set forth in Section 8.4.

         "Indemnitor" has the meaning set forth in Section 8.4.

         "Independent Accounting Firm" means Ernst & Young, or such other nationally recognized, independent accounting firm as mutually agreed to by Sellers and Purchasers for purposes of this Agreement.

         "Initial Purchase Price" has the meaning set forth in Section 3.2.

         "Intercompany Arrangements" means, collectively, any contract or arrangement in respect of any intercompany transaction between OPP, on the one hand, and Sellers or any of their Affiliates (other than OPP) on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances or the like, and including without limitation, the contracts and arrangements set forth in
Schedule 1.1B.

         "IRS" means the Internal Revenue Service.

         "Knowledge" or similar terms used in this Agreement with respect to a Party means: (a) in the case of (i) Sellers or CPI, the actual knowledge of the individuals listed in Schedule 1.1C as of the Effective Date (or, with respect to the officer's certificate delivered pursuant to Section 9.6, the date of delivery of the certificate); and (b) in the case of Purchasers or Purchasers' Parent, the actual knowledge of the individuals listed in Schedule 1.1D as of the Effective Date (or, with respect to the officer's certificate delivered pursuant to Section 10.6, the date of delivery of the certificate).

         "LP Interests" has the meaning set forth in the Recitals to this Agreement.

         "LP Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

         "Losses" has the meaning set forth in Section 8.2(a).

         "LTSA" means, collectively, that certain Long Term Service Agreement between GEII and CPI, as amended and restated as of June 21, 2002, and all amendments thereto.

         "LTSA Capital Spares" shall mean those LTSA capital spares listed in
Schedule 3.4(a)(iii).

         "Material Adverse Effect" means (a) any event, circumstance or condition materially impairing a Party's authority, right, or ability to (i) consummate the Transactions, or (ii) transfer the Partnership Interests as contemplated hereby, or (b) any change in, or effect on, OPP or the Oleander Station that is materially adverse to the finance, operations or physical condition of OPP or the Oleander Station, but excluding:

         (1) any change or effect generally affecting the international, national, regional or local electric generating, transmission or distribution industry as a whole;

         (2) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power;

         (3) any change or effect resulting from the international, national, regional or local markets for fuel used at the Oleander Station;

         (4) any change in or effect on the North American, national, regional or local transmission system;

         (5) any change or changes cured (including by the payment of money) before the earlier of the Closing and the termination of the Agreement pursuant to Section 11.1;

         (6) any order or act of any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, except to the extent specifically relating to OPP, the Oleander Station or the Transactions;

         (7) any change or effect resulting from action or inaction by a Governmental Authority with respect to retail access in the State of Florida;

         (8) any change or effect resulting from one or more changes in the rules established by any independent system operator, regional transmission organization or reliability entity that exercises any control over OPP, the Oleander Station, or facilities associated therewith, including interconnection facilities on which the Oleander Station relies;

         (9) any change or effect resulting from changes in the national or international securities markets;

         (10) any change or effect resulting from or associated with acts of war, national disaster, acts of God, or terrorism that does not directly affect the Oleander Station;

         (11) the financial or other condition of the purchasers or their Affiliates under the Power Purchase Agreements;

         (12) any change in any Applicable Laws; or

         (13) any change in the financial condition or results of operations of OPP or the Oleander Station caused by the pending sale of the Partnership Interests to Purchasers as contemplated by this Agreement;

provided, that, subject to those events described in items (1) through (13) above, any event, circumstance, condition, change or effect described in the opening paragraph of this definition that, individually or in the aggregate, causes or would reasonably be likely to result in costs to OPP in an amount of Fifteen Million Dollars ($15,000,000) or more shall in all cases constitute a "Material Adverse Effect" (the Parties acknowledging that the foregoing Fifteen Million Dollars ($15,000,000) is not intended to be a floor with respect to the determination as to whether a "Material Adverse Effect" has occurred); provided further, that any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account proceeds received under all effective insurance coverages (including self-insurance, if applicable) and effective third party indemnification with respect to such condition or matter.

         "Net Worth" means the dollar value calculated by subtracting liabilities from total assets (excluding goodwill and other intangible assets described in FASB Statement 142) as such terms are determined in accordance with GAAP.

         "Notice of Claim" has the meaning set forth in Section 8.4.

         "Oleander Station" means the electricity generation facilities, including any interconnection and transmission facilities, owned by OPP, commonly known as the Oleander Power Project located in Cocoa, Florida and all related personal and real property and interests therein or related thereto, including without limitation (a) any LTSA Capital Spares owned by CPI that are to be transferred to OPP pursuant to Section 6.15 and (b) the "Property," as that term is defined in the Existing Title Policy.

         "OPP" has the meaning set forth in the Recitals to this Agreement.

         "ordinary course of business" means, with respect to OPP, the operation of the Oleander Station in the ordinary course consistent with past custom and practice.

         "Organizational Documents" of a Party means the certificate of formation, articles of incorporation, or certificate of limited partnership, as the case may be, and the by-laws, limited liability company agreement or limited partnership agreement, as the case may be.

         "Owned Real Property" has the meaning set forth in Section 4.12.

         "Party" and "Parties" have the meaning set forth in the introductory paragraph of this Agreement.

         "Partnership Interests" has the meaning set forth in the Recitals to this Agreement.

         "Permits" has the meaning provided in Section 4.8.

         "Permitted Encumbrances" means:

         (a) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable, or Taxes the validity of which is being contested in good faith by appropriate proceedings;

         (b) all exceptions set forth in the Existing Title Policy, that certain Pipeline Easement from Oleander Power Project Limited Partnership to Florida Gas Transmission Company dated October 7, 2002, and recorded in Official Records Book 4736, Page 622, of the Public Records of Brevard County, Florida, and that certain Water Line and Ingress/Egress Easement from Oleander Power Project Limited Partnership to City of Cocoa, Florida dated April 3, 2002, and recorded in Official Records Book 4977, Page 3889, of the Public Records of Brevard County, Florida, to the extent the same are not otherwise a Permitted Encumbrance under another clause of this definition;

         (c) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary encumbrances which are set forth in any Permit;

         (d) mechanics', carriers', workers', repairers' and other similar liens, up to Fifty Thousand Dollars ($50,000) in the aggregate, and the rights of customers, suppliers and subcontractors arising or incurred in the ordinary course of business;

         (e) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business, up to Fifty Thousand Dollars ($50,000) in the aggregate;

         (f) zoning, entitlement, conservation restriction and other land use and environmental regulations of any Governmental Authority;

         (g) Encumbrances of record (other than Encumbrances securing indebtedness of Sellers for money borrowed which are not covered by any other clause of this definition) that would not, individually or in the aggregate, have a Material Adverse Effect;

         (h) restrictions and regulations imposed by any Governmental Authority or any local, state, regional, national or international reliability council, or any independent system operator or regional transmission organization with jurisdiction or control over either OPP or the Oleander Station;

         (i) Encumbrances with respect to the assets of Oleander Station created by or resulting from the acts or omissions of Purchasers;

         (j) claims, equities and other Encumbrances arising under the Existing Contracts which will be and are discharged or released either prior to, or simultaneously with, the Closing;

         (k) liens listed in Schedule 1.1E;

         (l) such other Encumbrances (not described in the other subsections of this definition) or imperfections in or failures of title that would not, individually or in the aggregate, have a Material Adverse Effect and which in any event do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate; and

         (m) any restrictions contained in or imposed by Sellers' Required Regulatory Approvals, Sellers' Required Consents, Purchasers' Required Regulatory Approvals and Purchasers' Required Consents.

         "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

         "Personal Property" has the meaning set forth in Section 4.11.

         "Power Purchase Agreements" means collectively the Power Purchase Agreement, dated as of February 1, 2000, between OPP and Seminole Electric Cooperative, Inc., as amended, and the Energy Services Agreement (No. 1), dated as of April 30, 2001, between Florida Power & Light Company and OPP, as amended.

         "Property Taxes" has the meaning set forth in Section 6.5(b).

         "Prudent Utility Practices" means, any of the practices, methods and activities generally accepted or approved by a significant portion of the electric utility industry during the relevant time period as good practices applicable to generating facilities of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made (other than the fact that such operator is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Applicable Laws. Prudent Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted or approved by a significant portion of the electric utility industry during the relevant time period in the region covered by the Florida Reliability Coordinating Council or its successor.

         "Purchase Price" has the meaning set forth in Section 3.3.

         "Purchaser" means either the LP Purchaser or the GP Purchaser, as the case may be.

         "Purchaser Claims" has the meaning set forth in Section 8.2(a).

         "Purchaser Indemnified Parties" has the meaning set forth in Section 8.2(a).

         "Purchasers" means LP Purchaser and GP Purchaser.

         "Purchasers' Parent" has the meaning set forth in the introductory paragraph of this Agreement.

         "Purchasers' Required Consents" means the consent of any Person specified in Schedule 1.1F, other than a Governmental Authority, necessary for Purchasers' consummation of the Transactions.

         "Purchasers' Required Regulatory Approvals" means approval of the Transactions by any Governmental Authority specified in Schedule 1.1G.

         "Receiving Party" has the meaning set forth in Section 7.4(a).

         "Recognized Environmental Condition" means the presence or Release to the environment (including air, surface water, groundwater, sediments, land, surface, soil and subsurface strata or within any building, structure, facility or fixture), at, to or from the Oleander Station, of Hazardous Substances, including any migration of Hazardous Substances through air, soil, sediments, surface water or groundwater at, to or from the Oleander Station regardless of when such presence or Release occurred or is discovered.

         "Records" has the meaning set forth in Section 6.10(a).

         "Release" means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface, subsurface strata, soil and sediments, or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

         "Remediation" means any action of any kind to address a Recognized Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the air, soil, surface water, groundwater, land surface, subsurface strata or sediments, including the following: (a) monitoring, investigation, cleanup, containment, remediation, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (c) preparing and implementing any plans or studies for such work; (d) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (e) any response to, or preparation for, any investigation, inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Recognized

Environmental Condition, Release or threatened Release or presence of Hazardous Substances; (f) cost recovery, indemnification or reimbursement for such actions performed by a Governmental Authority or other third party and (g) any other activities reasonably determined by Sellers or OPP to be necessary or appropriate or required under Environmental Laws to address a Recognized Environmental Condition, the presence of or Release of Hazardous Substances in the air, soil, surface water, groundwater, land surface, subsurface strata or sediments at the Oleander Station or any other off-site location.

         "Schedules" means the disclosure schedules attached to this Agreement.

         "Securities Act" has the meaning set forth in Section 5.11.

         "Seller" and "Sellers" have the meaning set forth in the introductory paragraph of this Agreement.

         "Seller Claims" has the meaning set forth in Section 8.3(a).

         "Seller Guarantees" means any and all obligations relating to the contracts, agreements, guarantees, letters of credit, bonds and other credit assurances of a comparable nature of Sellers or any of their Affiliates (other than OPP) for the benefit of any counterparties of OPP and listed or described in Schedule 6.16.

         "Seller Indemnified Parties" has the meaning set forth in Section
8.3(a).

         "Seller Insurance Policies" means all insurance policies set forth on
Schedule 4.24.

         "Seller Marks" means the name "Constellation", "Constellation Energy", "Constellation Power" and all other trade names, trademarks and service marks owned by Sellers or any of their Affiliates, excluding the names "Oleander," "Oleander Station" and "Oleander Power Project."

          "Sellers' Required Consents" means (a) the consent of any Person specified in Schedule 1.1H other than a Governmental Authority necessary for Sellers' consummation of the Transactions, and (b) the consent of any Person required by any of the Existing Contracts or the Permits for Sellers' consummation of the Transactions.

         "Sellers' Required Regulatory Approvals" means approval of the Transactions by any Governmental Authority specified in Schedule 1.1I.

         "Stipulated Settlement Agreement" means that certain Stipulated Settlement Agreement, dated August 12, 1999, between the Board of County Commissioners of Brevard County, Florida and OPP and Constellation Power Development, Inc., a Maryland Corporation.

         "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, or any liability for unclaimed property or escheatment under common law principles, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

         "Tax Proceeding" has the meaning set forth in Section 6.5(d).

         "Tax Return" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be filed with any Governmental Authority responsible for the administration of Applicable Laws governing Taxes.

         "Termination Date" has the meaning set forth in Section 11.1(b).

         "Third Party Claim" means a claim by a Person that is not included among the Seller Indemnified Parties or the Purchaser Indemnified Parties, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

         "Transactions" has the meaning set forth in the Recitals to this Agreement.

         "Transfer Tax" means any sales Tax, transfer Tax, transaction Tax, conveyance fee, recording fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including, without limitation, any liability or obligation arising as a result of the Transactions, including any related penalties, interest and additions thereto, but excluding for all purposes of this definition of "Transfer Tax", Income Taxes.

         "Transition Period" means the period commencing with the Effective Date and ending as of the Effective Time (or earlier termination of this Agreement).

         "Treasury Regulations" means proposed, temporary and final regulations of the Department of Treasury promulgated under the Code.

         "Unaudited Financial Statements" has the meaning set forth in Section 4.19.

         "Units" means the gas turbine-generators located at and comprising part of the Oleander Station, or any of them, as the context may require.

         Section 1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires:

         (a) the singular number includes the plural number and vice versa;

         (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

         (c) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

         (d) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

         (e) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP;

         (f) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

         (g) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term;

         (h) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

         (i) reference to any law (including statutes and ordinances) means such law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; and

         (j) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE 2

                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing,

         (a)      CPO shall sell and convey the LP Interests to LP Purchaser;

         (b)      CPOI shall sell and convey the GP Interests to GP Purchaser;

         (c) LP Purchaser shall purchase and receive the LP Interests from CPI; and

         (d) GP Purchaser shall purchase and receive the GP Interests from CPOI.

                                    ARTICLE 3
                             CLOSING; PURCHASE PRICE

         Section 3.1 Closing. Subject to the terms and conditions of this Agreement, proceedings for the consummation of the Transactions (the "Closing") will take place at the offices of Constellation Energy Group, Inc., 750 East Pratt Street, Baltimore, Maryland, 21202, at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in Article 9 and Article 10, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree, and in no event later than the Termination Date. The date on which such proceedings actually occur is referred to herein as the "Closing Date" and the Closing shall be effective for all purposes hereunder as of 11:59 p.m. local Baltimore, Maryland time on the Closing Date (the "Effective Time"). Subject to the provisions of Article 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement. At the Closing, and subject to the terms and conditions of this Agreement, the following will occur, with all such actions, and all other actions to be taken at the Closing in accordance with this Agreement to occur simultaneously:

         (a) Deliveries by Sellers. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Purchasers the following:

                  (i) instruments of assignment which are in a form sufficient to evidence and effect the valid transfer of full title (A) of the LP Interests to the LP Purchaser and (B) the GP Interests to the GP Purchaser, in each case, free and clear of all Encumbrances;

                  (ii) the Assignment and Assumption Agreement (Excluded Assets and Liabilities), properly executed by each of the Sellers;

                  (iii) other than as set forth on Schedule 6.12(a), the partnership books, company records and files of OPP related to the Oleander Station and the records of CPI related to the Transferred Employees (as permitted by Applicable Laws) and those related to the operation and maintenance of the Oleander Station; provided, however, that Sellers shall not be required to deliver any (and may redact from the foregoing) information to the extent that the disclosure of such information would (A) violate any court or administrative order, (B) disclose information about the activities of Sellers or their Affiliates (other than OPP) where such information is unrelated to OPP, the Business or the Oleander Station, or (C) disclose proprietary information of Sellers or any of their Affiliates pertaining to proprietary safety, operating and maintenance procedures and manuals, energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models;

                  (iv) evidence of termination of all Intercompany Arrangements in such a manner that there is and will be no claims against or liability to OPP arising out of such Intercompany Arrangements or the termination thereof, all as, and in a manner, reasonably satisfactory to Purchasers (and subject to Section 6.17);

                  (v) those documents required to be delivered to Purchasers by Sellers pursuant to Article 9;

                  (vi) any other documents or instruments as may be reasonably necessary to effect or facilitate the Transactions to the extent reasonably requested by Purchasers of Sellers not less than five (5) Business Days prior to the Closing; and

                  (vii) an assignment and assumption agreement substantially in the form of Exhibit 1.2, properly executed by CPI and OPP, pursuant to which (A) all rights and obligations of CPI under the LTSA were assigned and delegated to OPP prior to the Closing and (B) title to any LTSA Capital Spares owned by CPI were transferred to OPP prior to the Closing;

         (b) Deliveries by Purchasers. At Closing, Purchasers shall deliver, or cause to be delivered, to Sellers the following:

                  (i) (A) the LP Purchaser shall deliver to Sellers ninety-nine percent (99%) of the Initial Purchase Price, and (B) the GP Purchaser shall deliver to Sellers one percent (1%) of the Initial Purchase Price, in each case, subject to increase or reduction by ninety-nine percent (99%) and one percent (1%), respectively, of the amount determined pursuant to Section 3.4, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing not less than two (2) Business Days prior to the Closing Date;

                  (ii) those documents required to be delivered to Sellers by Purchasers pursuant to Article 10; and

                  (iii) any other documents or instruments as may be reasonably necessary to effect or facilitate the Transactions to the extent reasonably requested by Sellers of Purchasers not less than five (5) Business Days prior to the Closing.

         Section 3.2 Initial Purchase Price. If the Closing occurs on or prior to June 1, 2005, then the initial purchase price for the Partnership Interests shall be Two Hundred and Six Million Dollars ($206,000,000) (the "Initial Purchase Price"). If the Closing occurs after June 1, 2005, then for each day after June 1, 2005, the Initial Purchase Price shall be adjusted downward by an amount equal to Fifty-Thousand Dollars ($50,000) per day.

         Section 3.3 Adjustment to Initial Purchase Price. The Initial Purchase Price shall be subject to such adjustments as are specified in Section 3.2,
Section 3.4, Section 3.5, Section 6.5, Section 6.6 and ARTICLE 8, if any (the Initial Purchase Price as so adjusted is herein referred to as the "Purchase Price").

         Section 3.4 Estimated Adjustment Statement.

         (a) By or before 10:00 a.m. on the third Business Day prior to the scheduled Closing Date, Sellers shall prepare and deliver to Purchasers a statement (the "Estimated Adjustment Statement") that sets forth as of the close of business on the Closing Date the net working capital of OPP as of the Closing

Date as calculated as set forth on Schedule 3.4(a). In the event the Closing is not scheduled to occur on the last day of a given month, then the items that are included in the Estimated Adjustment Statement shall be prorated to the extent applicable as of the Closing Date as set forth on Schedule 3.4(a). The Estimated Adjustment Statement and all determinations associated therewith will be prepared or calculated, as applicable, in conformity with GAAP, applied on a basis consistent with the financial statements made available to Purchasers under Section 4.19, using the format set forth in Schedule 3.4(a).

         (b) In the event the result of the Estimated Adjustment Statement is a negative number, then the Initial Purchase Price will be reduced by an amount equal to the absolute value of such number, and if the result is a positive number, then the Initial Purchase Price will be increased by an amount equal to such number.

         (c) In the event the Closing is not scheduled to occur on the last day of a given month, then the items that are included in the Estimated Adjustment Statement shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item representing the full calendar month by a fraction, the numerator of which is the Closing Date and the denominator of which is the number of days there are in the month in which the Closing occurs, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

         Section 3.5 Final Adjustment Statement.

         (a) Within forty-five (45) days following the Closing Date, Purchasers shall prepare and deliver to Sellers a final statement (the "Final Adjustment Statement") that sets forth the same information as included in the Estimated Adjustment Statement provided pursuant to Section 3.4(a) above, adjusted to take into account the final amounts as of the Effective Time determined in accordance with the standard set forth in Section 3.4. Sellers shall provide to Purchasers copies of all invoices or other billing information actually received or sent by Sellers during this forty-five (45) day period to allow Purchasers to prepare the Final Adjustment Statement in accordance with this Section. The Final Adjustment Statement shall be accompanied by such backup information and schedules as are reasonably required in order for Sellers to understand and verify the accuracy of the computation of the amount(s) set forth therein. In the event the Closing does not occur on the last day of a given month, then the items that are included in the Final Adjustment Statement shall be prorated to the extent applicable as of the Closing Date as set forth on Schedule 3.4(a).

         (b) The Parties shall attempt to agree upon the Final Adjustment Statement within thirty (30) days following the delivery thereof to Sellers. If Sellers dispute any item set forth on the Final Adjustment Statement, Sellers shall give Purchasers written notice thereof within thirty (30) days following the delivery to Sellers of the Final Adjustment Statement setting forth in reasonable detail the disputed item or items. If Sellers have not delivered such notice to Purchasers within such thirty (30) day period, the Final Adjustment Statement shall be deemed to be final and, to the extent the Final Adjustment Statement reflects an adjustment to the Initial Purchase Price that is different from the adjustment calculated pursuant to Section 3.4, the Party that benefited from the variance in the adjustment made on the Closing Date shall pay to the other Party the variance amount within five (5) days following the expiration of such thirty (30) day period. If Sellers have delivered a notice of a dispute to

Purchasers, the undisputed portion of the variance amount, if any, shall be paid to the Party entitled to receive the same within five (5) Business Days following the delivery of the notice by Sellers to Purchasers, and the Parties shall jointly engage the Independent Accounting Firm and shall direct the Independent Accounting Firm to make a final, binding determination of all such disputes within forty-five (45) days of presentation to the Independent Accounting Firm by the Parties of the information that each such Party believes supports its position with respect to each disputed item. Such information shall be presented by each Party to the Independent Accounting Firm within ten (10) days following the selection thereof. The Parties will further direct the Independent Accounting Firm to deliver a written notice to Purchasers and Sellers setting forth its determination with respect to each disputed item. The results of such determination will be final and binding, and the balance of the variance amount, if any, resulting from such determination will be paid to the Party entitled to receive the same within ten (10) days of the Independent Accounting Firm's notice of its determination. The fees and expenses of the Independent Accounting Firm shall be borne in equal parts by the Purchasers on the one hand, and the Sellers, on the other, and further agree that in connection with the engagement of the Independent Accounting Firm, each of the Purchasers and the Sellers will, if requested by the Auditors, execute a reasonable engagement letter including customary indemnities.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF SELLERS AND CPI

         Except as set forth in the Schedules to this Agreement, each of the Sellers and CPI, jointly and severally, represent and warrant to Purchasers, as of the Effective Date, as follows:

         Section 4.1 Organization and Existence.

         (a) CPO is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Maryland.

         (b) Each of CPI and CPOI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland.

         (c) OPP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted.

         (d) Each of the Sellers is duly qualified to do business and in good standing in each other jurisdiction, if any, in which it is required to be so qualified, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect.

         (e) The Sellers have made available to Purchasers complete and correct copies of the current Organizational Documents of each Seller and of OPP.

         Section 4.2 Execution, Delivery and Enforceability. Each Seller and CPI has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the Transactions. The execution, delivery and performance by each Seller and CPI of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action required on the part of each Seller and CPI, respectively, and no other corporate proceedings on the part of a Seller or CPI are necessary to authorize this Agreement or to consummate the Transactions. Assuming Purchasers' and Purchasers' Parent's due authorization, execution and delivery of this Agreement, this Agreement constitutes the valid and legally binding obligation of each Seller and CPI, enforceable against each Seller and CPI, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

         Section 4.3 Ownership. CPO is the record and beneficial owner of the LP Interest and CPOI is the record and beneficial owner of the GP Interest and all such Partnership Interests are free and clear of any Encumbrances. The Partnership Interests constitute all of the duly authorized and validly issued and outstanding partnership interests of OPP.

         Section 4.4 Capitalization. The Partnership Interests were not issued in violation of the preemptive rights of any Person. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights or other rights of any kind (preemptive or otherwise) to acquire any partnership interests of OPP, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any partnership interests of OPP, nor is OPP committed to issue, sell or otherwise cause to become outstanding any such option, warrant, right or security, except obligations to Purchasers under this Agreement. Except as shown on Schedule 4.4, other than this Agreement, there are no agreements or understandings concerning the ownership, voting, or disposition of the Partnership Interests.

         Section 4.5 No Violation. Subject to Sellers' obtaining Sellers' Required Regulatory Approvals and Sellers' Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution or delivery by Sellers or CPI of this Agreement, nor Sellers' nor CPI's compliance with any provision hereof, nor Sellers' nor CPI's consummation of the Transactions will:

         (a) violate, or conflict with, or result in a breach of any provisions of the Organizational Documents of the Sellers, CPI or OPP;

         (b) result in a default (or give rise to any right of termination, cancellation or acceleration or create a condition that, with notice or lapse of time, or both, would create a default or give rise to a cancellation, termination or acceleration) under, or conflict with any of, or give any Person the right to modify, the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, or agreement (including, without limitation, the Existing Contracts) or other instrument or obligation to which a Seller, CPI or OPP is a party or by which a Seller, CPI or OPP may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained;

         (c) violate, contravene or conflict with, or result in a material breach of any Applicable Law;

         (d) contravene, conflict with, or result in a violation of any of the terms or requirements of any Permit that is held by OPP or that otherwise relates to the Business of, or any of the assets owned or used by, OPP;

         (e) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Sellers or CPI from performing their obligations hereunder; or

         (f) result in the imposition of any Encumbrances upon or with respect to the Partnership Interests or any of the assets owned or used by OPP.

         Section 4.6 Business. The only business engaged in by OPP is the construction, ownership, operation, and maintenance of the Oleander Station, the generation and wholesale sale of electric energy and capacity from the Oleander Station and any and all other activities related or incidental to the foregoing.

         Section 4.7 Compliance with Laws. Except as set forth in Schedule 4.7,

         (a) OPP is in compliance with all Applicable Laws and all orders and judgments of any Governmental Authority.

         (b) OPP is not in receipt of any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding
(i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Laws, or (ii) any actual, alleged, possible, or potential obligation on the part of OPP to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         Notwithstanding the foregoing, this Section 4.7 does not address Environmental Laws, which are addressed exclusively in Section 4.15, Tax Matters, which are addressed exclusively in Section 4.16, or Labor Matters, which are addressed exclusively in Section 4.23.

         Section 4.8 Permits. Except as set forth in Schedule 4.8:

         (a) OPP holds or has received all permits, registrations, notifications, franchises, licenses, certificates, and other authorizations, consents and approvals of all Governmental Authorities required in order for OPP to own, operate and maintain the Oleander Station, to operate as an electric wholesale generator, as determined by FERC, and to generate and sell electric energy, capacity and ancillary services at market-based rates, as authorized by FERC (collectively, "Permits");

         (b) OPP is in compliance with all Permits;

         (c) OPP is not in receipt of any written notice of any noncompliance with any Permit, nor to Sellers' Knowledge, is being threatened with any such notice, that: (i) any such existing Permit will be revoked, modified or terminated, or (ii) any pending application for the renewal of any existing Permit will be denied, conditioned or delayed;

         (d) To Sellers' Knowledge, all applications required to have been filed for the renewal of all Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority; and

         (e) To Sellers' Knowledge, all statements, assertions and calculations in any pending application for a Permit were and remain true and accurate in all material respects.

         Section 4.9 Litigation.

         (a) Except as set forth in Schedule 4.9, there is no claim, action, proceeding or investigation or inquiry pending or, to Sellers' Knowledge, threatened, against or relating to Sellers, CPI, OPP, Oleander Station or other assets owned or used by OPP before any arbitrator or Governmental Authority, and no judgment, decree or order of any court, arbitrator or Governmental Authority, which, individually or in the aggregate, may result, or has resulted, in:

                  (i) the institution of legal proceedings to prohibit, delay or restrain, or otherwise interfere with, the performance of this Agreement or the consummation of the Transactions by Sellers or CPI;

                  (ii) a claim against Purchasers or their Affiliates for damages as a result of Sellers' or CPI's entering into this Agreement or the consummation by Sellers or CPI of the Transactions;

                  (iii) a material impairment of Sellers' or CPI's ability to perform its obligations under this Agreement; or

                  (iv) a Material Adverse Effect.

         (b) Except as set forth in Schedule 4.9, there is no claim, action, proceeding or investigation or inquiry pending or, to Sellers' Knowledge, threatened, against or relating to OPP or the Oleander Station or other assets owned or used by OPP before any arbitrator or Governmental Authority. To Sellers' Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such claim, action, proceeding, investigation or inquiry.

         (c) Except as set forth in Schedule 4.9,

                  (i) no judgment, decree or order of any arbitrator or Governmental Authority has been issued to OPP or is applicable to the Oleander Station or any other assets owned or used by OPP; and

                  (ii) neither Seller is subject to any judgment, decree, or order of any arbitrator or Governmental Authority that relates to the Business of, or any assets owned or used by, OPP.

         (d) Sellers have made available to Purchasers copies of all pleadings, correspondence and other documents relating to the items listed in Schedule 4.9.

         Section 4.10 Existing Contracts.

         (a) There are no Existing Contracts, except for Permitted Encumbrances and for Existing Contracts which (i) are listed in Schedule 4.10(a), (ii) will expire prior to the Closing Date, or (iii) which may be terminated at a cost of less than One Hundred Thousand Dollars ($100,000) by OPP upon one hundred eighty
(180) days' notice or less.

         (b) Except as set forth in Schedule 4.10(b), there is not under any of the Existing Contracts, any default (and there has not occurred any event that has or may give rise to any right of termination, cancellation or acceleration) by OPP or by either Seller or CPI or any Affiliate of any of them, nor any event which, with notice or lapse of time or both, would constitute an event of default by OPP or by either Seller or CPI or any Affiliate of any of them, except for such events of default and other events as to which requisite waivers have been, or prior to Closing will have been, obtained.

         (c) No third party has alleged, nor to the Sellers' Knowledge, threatened to allege that any Seller or OPP, or any other party to an Existing Contract, is in breach of or default under any Existing Contract, nor has any party to any Existing Contract threatened in writing, or to Sellers' Knowledge verbally, that it intends to terminate such Existing Contract.

         (d) To Sellers' Knowledge, each other Person that has any obligation or liability under any Existing Contract under which OPP has any rights, is in full compliance with all applicable terms and requirements of such Existing Contract.

         (e) No claim, action, proceeding or investigation is pending or, to Sellers' Knowledge, threatened against OPP or either Seller challenging the enforceability of any of the Existing Contracts specified in Schedule 4.10(a).

         (f) Sellers have delivered or made available to Purchasers true and complete copies of all Existing Contracts listed in Schedule 4.10(a) including all amendments thereto. There are no oral amendments to any of the Existing Contracts listed in Schedule 4.10(a).

         Section 4.11 Personal Property.

         (a) Except as set forth on Schedule 4.11, OPP has good and valid title to all personal property currently used by OPP to own, operate or maintain Oleander Station (the "Personal Property"), free and clear of all Encumbrances other than Permitted Encumbrances.

         (b) Schedules 3.4(a)(i) and 3.4(a)(iii) list all of the gas turbine-generator spare parts acquired under the LTSA. Either CPI or OPP has good and valid title to all of such spare parts, free and clear of all Encumbrances.

         Section 4.12 Real Property. Schedule 4.12 lists all real property interests owned by OPP (the "Owned Real Property"). To Sellers' Knowledge, the Owned Real Property constitutes all real property currently used by and necessary for, and is sufficient for, OPP to own, operate and maintain Oleander Station and conduct its Business in the ordinary course of business. The Owned Real Property is owned of record free and clear of all Encumbrances other than Permitted Encumbrances. Neither Sellers nor OPP has received notice of the institution or proposed institution of any condemnation proceedings in respect of any of the Owned Real Property. None of the Owned Real Property is leased to any Person.

         Section 4.13 Intellectual Property. Except for the Excluded Assets, OPP owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all (and has not operated so as to infringe any) patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and any other tangible or intangible proprietary information or materials that are currently used in the operation of the Oleander Station.

         Section 4.14 Brokers. All negotiations relating to this Agreement or the Transactions for the benefit of Sellers and CPI have been carried on by Sellers and CPI in such a manner as not to give rise to any claim against Purchasers (by reason of Sellers' or CPI's actions) for a brokerage commission, finder's fee or other like payment to any Person.

         Section 4.15 Environmental Compliance. To Sellers' Knowledge:

         (a) except as set forth in Schedule 4.15:

                  (i) No Hazardous Substances are present and there has not been a Release of Hazardous Substances, on, at, beneath, migrating from, or otherwise affecting the Oleander Station that: (A) constitutes an unremedied non-compliance with or violation of any Environmental Law if the effect of such violation imposes a Remediation obligation or fine, penalty or other economic liability or imposes any other required activity with respect to such Release of Hazardous Substances on the part of Sellers, CPI and/or OPP; (B) currently imposes any release-reporting obligations on Sellers, CPI and/or OPP under any Environmental Law that have not been or are not being complied with;
         (C) currently imposes any clean-up or Remediation obligations on Sellers, CPI and/or OPP under any Environmental Law, or (D) if not Remediated may reasonably be expected to result in any such imposition of obligation or liability described in items (A), (B), or (C);

                  (ii) Sellers, CPI, OPP and the Oleander Station have been and are currently in compliance with all Environmental Laws that apply to the Oleander Station or otherwise affect the Oleander Station or OPP;

                  (iii) Each of Sellers, CPI, OPP and the Oleander Station has had and has all Permits required under applicable Environmental Laws for the operation of the Oleander Station, is in compliance with all such Permits and has not received any written notice, or to Sellers', CPI's, and/or OPP's Knowledge, any verbal notice, that: (i) any such existing Permit will be revoked, modified, or terminated; or (ii) any pending application for any new such Permit or renewal of any such existing Permit will be denied, delayed, or conditioned; and

                  (iv) Neither Sellers, CPI, OPP nor the Oleander Station has entered into, and the Oleander Station is not subject to, any action, order, judgment, suit, investigation, inquiry, proceeding, decree, agreement, or injunction of any Governmental Authority relating to liability or potential liability under any Environmental Laws, other than matters that have been resolved in a final and binding proceeding and for which neither OPP nor Oleander Station has any further liability, cost, or expense exposure;

                  (v) There are no material environmental capital expenditures currently required or anticipated under any applicable Environmental Laws in order to maintain or achieve compliance by Seller, CPI, and OPP with all applicable Environmental Laws and Permits with respect to the Oleander Station;

                  (vi) No portion of the Oleander Station, and no property to which Hazardous Substances originating on or from the Oleander Station, has been sent for treatment or disposal, is listed or is proposed for listing on the National Priorities List or analogous federal, state, regional or local list of sites requiring Remediation;

                  (vii) There are no liens imposed or in the process of being imposed on the Oleander Station arising under or pursuant to any Environmental Law and no notices or deed restrictions relating to the presence of Hazardous Substances on such properties are required to be filed or prepared pursuant to any Environmental Law; and

                  (viii) No portion of the Oleander Station has been used as a dump or landfill and Seller, CPI and/or OPP has not filled-in any wetlands except in compliance with Environmental Laws and Permits. Neither PCBs nor asbestos-containing materials are present on, at, adjacent to, below, or inside the Oleander Station.

         (b) Except as set forth on Schedule 4.15, there are no pending, or to the Knowledge of Sellers, CPI and/or OPP, threatened proceedings, actions, investigations, inquiries, requests for information, or other claims, liabilities or potential liabilities arising under any Environmental Laws regarding the Oleander Station or the Release or threatened Release of any Hazardous Substances thereon, therefrom, or adjacent thereto.

         Section 4.16 Tax Matters.

         (a) except as set forth on Schedule 4.16, for all periods ending prior to or on the Closing Date, all Tax Returns required to be filed by or with respect to OPP have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, regardless of when such Tax Returns are required to be filed. OPP shall reserve rights to obtain necessary information from and have access to all books and records for periods prior to the Closing Date in order to facilitate the preparation of Tax Returns, administer audit proceedings and prepare amended Tax Returns or refund claims to comply with all Applicable Law, filing requirements and audit and other Tax related proceedings for periods prior to or on the Closing Date;

         (b) except as set forth on Schedule 4.16, for all periods ending prior to or on the Closing Date, such Tax Returns are or will be true and correct in all material respects, and all Taxes legally due on or prior to the Closing Date have been or will be timely paid;

         (c) OPP has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

         (d) except for requests for extensions of time for filing any partnership informational return of income (Federal Form 1065 or similar state or local form), OPP has not requested any extension of time within which to file any Tax Return;

         (e) no material notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of OPP, which have not been fully paid or finally settled; provided, that any such deficiency shown in Schedule 4.16(e) is being contested in good faith through appropriate proceedings;

         (f) there are no audits, disputes, claims, assessments, deficiency notices, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Sellers, threatened against or with respect to OPP by any taxing authority;

         (g) none of the assets or properties of OPP is or will be required to be treated as tax-exempt use property within the meaning of Section 168(h) of the Code and Treasury Regulations thereunder;

         (h) OPP has no liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise;

         (i) except as set forth on Schedule 4.16, OPP has not agreed to nor is it required to make any adjustments under Section 481(a) of the Code and Treasury Regulations thereunder by reason of a change of accounting method or otherwise;

         (j) no Governmental Authority in a jurisdiction where OPP does not file Tax Returns has made a claim, assertion, or threat that OPP (or Sellers by virtue of OPP's operations or ownership of Oleander Station) (i) is or may be subject to taxation by such jurisdiction or (ii) is or may be required to file Tax Returns in such jurisdiction;

         (k) OPP has made available to Purchasers correct and complete copies of all federal, state, and local Tax Returns filed with respect to OPP for all Tax years of OPP;

         (l) OPP has not engaged in any transactions subject to Section 6111 or 6112 of the Code or Treasury Regulations Sections 1.6011-4, 301.6111-1T, 301-6111-2, or 301.6112-1.

         (m) OPP does not conduct any Business in or derive income from any state, local or foreign jurisdiction other than those jurisdictions for which Tax Returns have been duly filed by OPP;

         (n) OPP is properly characterized as a "partnership" within the meaning of Section 7701(a)(2) of the Code and Treasury Regulation Section 301.7701-3(b)(1)(i) and any comparable provision of state, local or foreign law, and OPP has never been a "corporation" within the meaning of Section 7701(a)(3) of the Code and Treasury Regulation Section 301.7701-3(a) and 301.7701-2(b)(2); and

         (o) for all periods prior to Closing, OPP has withheld and paid over to the appropriate taxing authority all material Taxes required to be paid or withheld and paid over in connection with amounts paid or owing to any employee, agents or representatives or independent contractor.

         Section 4.17 Employees.

         (a) OPP does not have, and on the Closing Date will not have, any employees or officers and OPP has no liability or obligation with respect to any Employee Benefit Plan or any employees of OPP Affiliates or any other individuals that have performed work at or in connection with the Oleander Station.

         (b) Each and every employee currently in the O&M Technician position at the Oleander Station is satisfactorily performing the duties of the O&M Technician position in accordance with CPI's performance standards.

         (c) No employee in the O&M Technician position is on active discipline or has previously been disciplined since the opening of the Oleander Station.

         (d) Each and every employee in the O&M Technician position has qualified on the Edison Electric Institute aptitude test applicable to and validated for the O&M Technician position at the Oleander Station.

         Section 4.18 No Subsidiaries. OPP does not own or hold, directly or indirectly, nor have any right or obligation to acquire, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures, or other Person.

         Section 4.19 Financial Statements. Sellers have made available to Purchasers the audited balance sheet and income statement of OPP for the years ended December 31, 2002, December 31, 2003 and December 31, 2004 (if available) (collectively, the "Audited Financial Statements"); provided, that if the audited balance sheet and income statement of OPP for the year ended December 31, 2004 are not available, Sellers have made available to Purchasers the unaudited balance sheet and income statement of OPP as of the year ended December 31, 2004 (the "Unaudited Financial Statements"). The foregoing balance sheet for the year ended December 31, 2004 (with respect to either the Audited Financial Statements or the Unaudited Financial Statements, as applicable) is collectively referred to herein as the "Balance Sheet". The Audited Financial Statements and the Unaudited Financial Statements, if any, were prepared in accordance with GAAP consistently applied (except that the Unaudited Financial Statements, if any, do not include footnotes required by GAAP) and fairly present in all material respects the financial position and results of operations of OPP as of the date thereof and for the periods covered thereby.

         Section 4.20 Undisclosed Liabilities. To Sellers' Knowledge and except as otherwise disclosed on the Schedules to this Agreement, OPP has no liability or obligation, whether fixed or contingent, secured or unsecured, of a nature required by GAAP to be reflected on its balance sheet or disclosed in the notes thereto, which are not accrued or reserved against on the Balance Sheet or disclosed in the notes thereto, except those which were incurred in the ordinary course of business after the date of the Balance Sheet in accordance with
Section 6.3.

         Section 4.21 Absence of Certain Financial Changes or Events. Except as otherwise contemplated by this Agreement, since December 31, 2004, there has not been: (a) any event or occurrence resulting in a Material Adverse Effect; (b) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by OPP which is material to the Business of OPP, except agreements, commitments or transactions in the ordinary course of business or as contemplated hereby; or
(c) any change by OPP in accounting methods, principles or practices except as required or permitted by GAAP.

         Section 4.22 Consents and Approvals. To Sellers' Knowledge, there are no reason(s) that the Closing conditions set forth in Articles 9 and 10 cannot be satisfied. To Sellers' Knowledge, Sellers are qualified to obtain and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Sellers of Sellers' Required Regulatory Approvals or Sellers' Required Consents, except to the extent that the receipt of any Sellers' Required Regulatory Approval is subject to the discretion of the applicable Governmental Authority or any Sellers' Required Consents are subject to the discretion of a third party. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Sellers or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by Sellers, except for: (a) Sellers' Required Regulatory Approvals; (b) Sellers' Required Consents; and (c) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, result in Losses in excess of One Hundred Thousand Dollars ($100,000).

         Section 4.23 Labor Matters. With respect to the ownership or operation of the Oleander Station:

         (a) CPI, OPP and each of the Sellers are in compliance with all Applicable Laws respecting employment and employment practices, occupational health and safety, payroll taxes, accrued benefits, terms and conditions of employment and wages and hours, and there are no claims pending, or, to the Sellers' Knowledge, threatened in relation to any such matters;

         (b) As of the date hereof, Sellers and CPI have no Knowledge of any claim of representation by a third party of, or of any organizing drive by a third party seeking to represent, all or any portion of employees, working at the Oleander Station, or representation petition concerning the workforce at the Oleander Station.

         (c) Sellers and CPI each represent that (i) neither they, nor any of their Affiliates, nor OPP, are a party to, or are bound by, any collective bargaining agreement with respect to any employees assigned to the Oleander Station, (ii) to their Knowledge, no present union organizing efforts are underway with respect to any such employees, and (iii) no claim has been made by any union as to the representation of any such employees;

         (d) On the Closing Date and thereafter, and except as set forth in this Agreement, neither OPP nor Purchasers will have any obligations or liability, whether funded or not funded, related to any Employee Benefit Plan with respect to any employees assigned to the Oleander Station at any time prior to the Closing Date;

         (e) Except as otherwise provided herein, neither OPP, nor CPI, nor Sellers, have made any commitments or representations to any Person regarding
(i) employment at the Oleander Station after the Closing Date, (ii) any benefits to be provided by OPP or Purchasers or any Affiliate of Purchasers after the sale of the Oleander Station, or (iii) any other terms and conditions of employment by OPP or Purchasers or any Affiliate of Purchasers following the Closing Date.

         (f) Neither Sellers, nor CPI, nor OPP: (i) have received written notice of any unfair labor practice complaint against them pending before the National Labor Relations Board; (ii) have received written notice that any petition in respect of employees who provide services at the Oleander Station has been filed with the National Labor Relations Board; (iii) within the past one-hundred eighty (180) days, have experienced any primary work stoppage at the Oleander Station; or (iv) are a party to any contract or other agreement with any labor union representing employees who provide services at the Oleander Station.

         Section 4.24 Insurance. The Oleander Station and OPP's tangible assets are covered by the Seller Insurance Policies, and with the coverages, limits and deductibles as set forth on Schedule 4.24. Such coverages, limits and deductibles are sufficient to comply with insurance requirements of the Existing Contracts.

         Section 4.25 Reserved.

         Section 4.26 No Knowledge of Purchasers' Breach. Neither Sellers, CPI nor any of their respective Affiliates or representatives has Knowledge of any breach of any representation or warranty by Purchasers or of any other condition or circumstance that would excuse Sellers or CPI from their timely performance of their respective obligations hereunder. Each of Sellers or CPI shall notify Purchasers as promptly as practicable if any such information comes to their attention prior to Closing.

         Section 4.27 Existing Title Policy. No claims have been made by Sellers or OPP under any existing title policy relating to Oleander Station issued to OPP, the Sellers or any Affiliate of Sellers or OPP. Sellers have heretofore made available to Purchasers a true, correct and complete copy of the Existing Title Policy.

         Section 4.28 No Notices. Neither Sellers nor OPP has received any written notice of (a) any pending or threatened condemnation, taking or similar proceeding affecting Oleander Station or any portion thereof, (b) any pending public improvements in or about any portion of Oleander Station which could result in a special assessment or any reassessments against or affecting Oleander Station, or (c) any building code, zoning, entitlement, conservation restriction or other land use regulation violation by OPP, any predecessors in title to Oleander Station or with respect to Oleander Station.

         Section 4.29 No Assessments. Other than real property ad valorem taxes, neither Sellers nor OPP has received written notice of any assessments that have been made against Oleander Station that are unpaid, whether or not they have become liens, and no impact fees or similar charges or sums are payable as result of the construction of the improvements constituting a portion of Oleander Station. If Oleander Station, or any part thereof, shall be, or shall have been affected by an assessment or assessments, made on or before the Effective Date, and that are, or may become payable in installments, then for the purposes of this Agreement all of the unpaid installments of any such assessments, including those that are to become due and payable after the

Closing, shall be deemed to be due and payable immediately and shall be paid and discharged in full by Sellers at the Closing.

         Section 4.30 Surveys. Sellers have heretofore made available to Purchasers the most current boundary and "as-built" surveys of Oleander Station in the possession or control of Sellers.

         Section 4.31 Accounts Receivable. Sellers have provided to Purchasers a true and correct aging report for all Accounts Receivable of OPP, and Sellers have not received any notice of any contest, claim or request of set-off from any obligor of any such Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         Section 4.32 Defective Work. To Sellers' Knowledge, there are no pending claims for defective work, equipment or materials relating to the Oleander Station made by OPP, CPI or the Sellers against any Person.

                                   ARTICLE 5

       REPRESENTATIONS AND WARRANTIES OF PURCHASERS AND PURCHASERS' PARENT

         Each Purchaser and Purchasers' Parent, jointly and severally, represent and warrant to Sellers as of the Effective Date as follows:

         Section 5.1 Organization and Existence.

         (a) Each Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Purchasers' Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2       Execution, Delivery and Enforceability.

         (a) With respect to each Purchaser (i) it has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the Transactions, (ii) the execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary company action required on the part of such Purchaser, (iii) no other company proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the Transactions, and (iv) assuming the due authorization, execution and delivery of this Agreement by Sellers and CPI, this Agreement constitutes the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

         (b) With respect to Purchasers' Parent, (i) it has all requisite corporate power and authority to execute and deliver, and to perform its obligations under this Agreement and to consummate the Transactions, (ii) the execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action required on the part of Purchasers' Parent, (iii) no other corporate proceedings on the part of Purchasers' Parent are necessary to authorize this Agreement or to consummate the Transactions, and (iv) assuming the due authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes the valid and legally binding obligation of Purchasers' Parent, enforceable against Purchasers' Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

         Section 5.3 No Violation. Subject to Purchasers' obtaining the Purchasers' Required Regulatory Approvals and the Purchasers' Required Consents, neither the execution or delivery by each Purchaser or Purchasers' Parent of this Agreement, nor such Purchaser's or Purchasers' Parent's compliance with any provision hereof, nor such Purchaser's or Purchasers' Parent's consummation of the Transactions will:

         (a) violate, or conflict with, or result in a breach of any provisions of the Organizational Documents of any Purchaser or of Purchasers' Parent;

         (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which any Purchaser or Purchasers' Parent is a party or by which any Purchaser or Purchasers' Parent may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing will have been, obtained, or which would not, individually or in the aggregate, create a Material Adverse Effect;

         (c) violate any law, rule, regulation, order, writ, injunction, or decree, applicable to any Purchaser or to Purchasers' Parent or any of their respective assets, except where such violations, individually or in the aggregate, would not create a Material Adverse Effect and will not affect the validity or enforceability of this Agreement or the validity of the Transactions; or

         (d) require the consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent any Purchaser or Purchasers' Parent from performing its obligations hereunder.

         Section 5.4 Compliance with Laws. To each Purchaser's and Purchasers' Parent's Knowledge, each Purchaser and Purchasers' Parent is in compliance with all Applicable Laws and all orders and judgments of any Governmental Authority, except where such non-compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 5.5 Litigation. There is no claim, action, proceeding or investigation pending or, to Purchaser' and Purchasers' Parent's Knowledge threatened, against or relating to such Purchaser or Purchasers' Parent or any of their respective Affiliates before any arbitrator or Governmental Authority, and no judgment, decree or order of any arbitrator or Governmental Authority, which, individually or in the aggregate, may result in, or has resulted in:

         (a) the institution of legal proceedings to prohibit or restrain or otherwise interfere with the performance of this Agreement by Purchasers or Purchasers' Parent, or the consummation of the Transactions by Purchasers or Purchasers' Parent;

         (b) a claim against Sellers or their Affiliates for damages as a result of any Purchaser or Purchasers' Parent's entering into this Agreement or the consummation by any Purchaser or Purchasers' Parent of the Transactions;

         (c) a material impairment of any Purchaser's or Purchasers' Parent's ability to perform its obligations under this Agreement; or

         (d) a Material Adverse Effect.

         Section 5.6 Brokers. All negotiations relating to this Agreement or the Transactions for the benefit of Purchasers and Purchasers' Parent have been carried on by Purchasers and Purchasers' Parent, as applicable, in such a manner as not to give rise to any claim against Sellers or CPI (by reason of Purchasers' or of Purchasers' Parent's actions) for a brokerage commission, finder's fee or other like payment to any Person.

         Section 5.7 Financing. Each Purchaser represents and warrants (only with respect to itself) that it has now, or at the Closing will have, liquid capital or committed sources therefor sufficient to permit such Purchaser to perform fully and timely its obligations under this Agreement.

         Section 5.8 Purchasers' Qualifications. Purchasers and Purchasers' Parent represent and warrant to Sellers that they have no Knowledge of any reason(s) that the Closing conditions set forth in Articles 9 and 10 cannot be satisfied. To Purchasers' Knowledge, Purchasers are qualified to obtain and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Purchasers of Purchasers' Required Regulatory Approvals or Purchasers' Required Consents. The provisions of this
Section 5.8 are not applicable to the extent that the receipt of any Purchasers' Required Regulatory Approval is subject to the discretion of the applicable Governmental Authority or any Purchasers' Required Consents are subject to the discretion of a third party.

         Section 5.9 "As Is" Sale; Disclaimer of Representations and Warranties; Further Acknowledgements by Purchasers and Purchasers' Parent.

         (a) "As Is" Sale. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, PURCHASERS AND PURCHASERS' PARENT UNDERSTAND AND AGREE THAT SELLERS AND CPI ARE NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES OR COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASERS AND PURCHASERS' PARENT FURTHER UNDERSTAND AND

AGREE THAT, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT, (i) THE PARTNERSHIP INTERESTS ARE BEING ACQUIRED, AND ALL OF THE ASSETS OF OPP, INCLUDING THE OLEANDER STATION, ACQUIRED THEREBY ARE LIKEWISE BEING ACQUIRED, "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE "WITH ALL FAULTS", AND (ii) PURCHASERS AND PURCHASERS' PARENT ARE RELYING ON THEIR OWN EXAMINATION OF OPP AND SUCH ASSETS IN PURCHASING THE PARTNERSHIP INTERESTS HEREUNDER.

         (b) Disclaimer of Representations and Warranties. WITHOUT LIMITING THE GENERALITY OF SECTION 5.9(a) AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS, INDEMNITIES AND OTHER RIGHTS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASERS AND PURCHASERS' PARENT UNDERSTAND AND AGREE THAT SELLERS AND CPI OTHERWISE EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE AS TO (i) LIABILITIES, (ii) OPERATION OF THE ASSETS OF OPP, INCLUDING THE OLEANDER STATION, TITLE, CONDITION, VALUE OR QUALITY OF SUCH ASSETS OR THE BUSINESS, CONDITION (FINANCIAL OR OTHERWISE), OR PROSPECTS OF OPP, RISKS AND OTHER INCIDENTS OF THE PARTNERSHIP INTERESTS OR SUCH ASSETS, (iii) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (iv) THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES IN, ON, OR DISPOSED OR DISCHARGED FROM, THE OLEANDER STATION AND OTHER ASSETS OF OPP , OR
(v) ANY INFRINGEMENT BY SELLERS, CPI, OPP, OR ANY OF THEIR AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY. PURCHASERS AND PURCHASERS' PARENT FURTHER AGREE THAT NO INFORMATION OR MATERIAL PROVIDED BY OR COMMUNICATION MADE BY SELLERS OR CPI OR ANY REPRESENTATIVE OF SELLER OR CPI PRIOR TO THE EFFECTIVE DATE WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY DISCLAIMED BY THE FOREGOING.

         Section 5.10 No Knowledge of Sellers' Breach. Neither Purchaser, Purchasers' Parent nor any of their respective Affiliates or representatives has Knowledge of any breach of any representation or warranty by Sellers or CPI or of any other condition or circumstance that would excuse Purchaser or Purchasers' Parent from their timely performance of their respective obligations hereunder. Each of Purchaser and Purchasers' Parent shall notify Sellers as promptly as practicable if any such information comes to their attention prior to Closing.

         Section 5.11 Characteristics of Purchasers; No Distribution. Each Purchaser and Purchasers' Parent, prior to entering into this Agreement, was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on Sellers' and CPI's representations, warranties and covenants expressly contained herein and its independent investigation and evaluation of, and appraisal and judgment with respect to, OPP, the Business, assets, including the Oleander Station, liabilities, results of operations, condition (financial or otherwise), and prospects of OPP, and the revenue, price, and expense assumptions applicable thereto. Purchasers hereby acknowledge that the Partnership Interests are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Each Purchaser is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the Partnership Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state "blue sky" laws or any other applicable securities laws. Each Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Partnership Interests.

         Section 5.12 Inspection. Purchaser acknowledges that, prior to its execution of this Agreement, it has been afforded access to and the opportunity to inspect each of the Oleander Station, the Existing Contracts, the Permits, and all other Due Diligence Materials to the extent it deems necessary or advisable in connection with its decision to enter into this Agreement, and to consummate the Transactions.

         Section 5.13 Consents and Approvals. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by any Purchaser or Purchasers' Parent or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby by each Purchaser and Purchasers' Parent, except for: (a) Purchasers' Required Regulatory Approvals; (c) Purchasers' Required Consents; and (c) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, result in Losses in excess of One Hundred Thousand Dollars ($100,000).

         Section 5.14 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the Knowledge of each Purchaser or Purchasers' Parent, threatened against any Purchaser or Purchasers' Parent.

         Section 5.15 Employee Benefit Plans. The benefit plan summaries provided to Sellers by Purchasers contain true and accurate information with respect to the benefit plans and programs described therein.

                                    ARTICLE 6

                             COVENANTS OF EACH PARTY

         Section 6.1 Efforts to Close.

         (a) Subject to this Section 6.1, each of the Parties agrees to use their commercially reasonable efforts to consummate and make effective, as soon as reasonably practicable, and in any event on or prior to September 30, 2005, the Transactions, including the satisfaction of all conditions thereto set forth herein. Such actions shall include, exercising their commercially reasonable efforts to obtain the consents, authorizations and approvals of all private parties and any Governmental Authority whose consent is reasonably necessary to effectuate the Transactions, including, in the case of Sellers, Sellers' Required Regulatory Approvals and Sellers' Required Consents, and in the case of Purchasers, Purchasers' Required Regulatory Approvals and Purchasers' Required Consents, and effecting all other necessary registrations and filings, including filings under Applicable Laws, and all other necessary filings with any Governmental Authority. In furtherance of this Section 6.1, each Party shall designate a representative to act as the primary point of contact for all communications between the Parties between the Effective Date and the Closing Date with respect to this Agreement and the Transactions.

         (b) All appearances, presentations, briefs, and proposals made or submitted by or on behalf of any Party before any Governmental Authority in connection with the approval of this Agreement or the Transactions shall be subject to the joint approval or disapproval in advance and the joint control of the Parties, acting with the advice of their respective counsel, and each Party will consult and fully cooperate with the other Party, and consider in good faith the views of the other Party, in connection with any such appearance, presentation, brief, or proposal; provided, that nothing will prevent a Party from responding to a subpoena or other legal process as required by law or submitting factual information in response to a request therefor. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to the approval or disapproval of this Agreement or the Transactions.

         Section 6.2 Updating. Each Party shall promptly notify the other Party of any, or of any fact or condition that constitutes or causes any, changes or additions to any of the Schedules to this Agreement provided by such Party, if any, to correct any matter that would constitute, a breach of any representation or warranty of such Party in Articles 4 or 5, as the case may be, of this Agreement as of a reasonably current date prior to the Closing, but in any event not later than five (5) Business Days prior thereto. No such updates made pursuant to this Section 6.2 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless the Party for whose benefit such representation or warranty was made specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by the Party for whose benefit such representation or warranty was made of any condition set forth in this Agreement. Sellers shall notify Purchasers promptly of the occurrence of any casualty, physical damage, destruction or physical loss respecting, or any adverse change in, the physical condition of the Oleander Station, subject to ordinary wear and tear and to routine maintenance. Sellers will notify Purchasers promptly regarding any proceeding or threatened proceeding involving the condemnation of, or eminent domain proceeding regarding, the Oleander Station. The Parties will cooperate and work in good faith to complete and update such Schedules in a manner consistent with the provisions of this Section
6.2 and the other requirements of this Agreement. For purposes of determining whether Purchasers' conditions set forth in Section 9.5 have been fulfilled, the Schedules shall be deemed to include only the information contained therein on the Effective Date. Each Party agrees to advise the other Party promptly in writing of any matter or occurrence of which it has or obtains Knowledge which may constitute a breach by any Party of any representation, warranty or covenant contained in this Agreement, or of any reason of which it has or obtains Knowledge why a condition to the performance of any Party's obligations hereunder may not be satisfied on or before the Closing Date.

         Section 6.3 Conduct Pending Closing.

         (a) Prior to the consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchasers shall otherwise consent in writing, which consent shall not be unreasonably withheld, Sellers shall, and shall cause OPP to (and CPI shall, in the case of subsections
(viii), (ix) and (xiii) below) do the following:

                  (i) (A) operate, maintain and repair the Oleander Station in accordance with (1) the ordinary course of business and (2) Prudent Utility Practices, and (B) use commercially reasonable efforts to collect all Accounts Receivable of OPP on a timely basis;

                  (ii) cause GEII to complete a Combustion Inspection (as that term is defined in the LTSA) of the fourth Unit of Oleander Station (turbine serial number 297841) in accordance with the provisions of the LTSA;

                  (iii) except as required by their terms, not amend, terminate prior to the expiration date, renew, or renegotiate in any material respect any Existing Contract required to be listed in Schedule 4.10(a) and which would cause OPP to incur an obligation in excess of One Hundred Thousand Dollars ($100,000), or enter into any new contract or agreement that would (if it existed on the date hereof) have been required to be listed in Schedule 4.10(a) and which would cause OPP to incur an obligation in excess of One Hundred Thousand Dollars ($100,000), or fail to comply in all material respects with their obligations under any such Existing Contract;

                  (iv) not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties of OPP or any assets or properties of OPP which would cause OPP to incur an obligation in excess of One Hundred Thousand Dollars ($100,000);

                  (v) not (A) issue any partnership interests in OPP or securities convertible into partnership interests in OPP, or repurchase, redeem, or otherwise acquire any such partnership interests; (B) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person or convert to any other form of business organization; (C) make any material change in their Organizational Documents; (D) purchase any securities of any Person; or (E) incur any additional obligations for borrowed money or guarantee or otherwise become liable for the obligations of any Person;

                  (vi) not take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of the Business;

                  (vii) not change their accounting policies or practices (including, without limitation, any change in depreciation or amortization policies), except as required under GAAP;

                  (viii) not enter into any employment, contractor, consulting or employee leasing agreement or cause OPP to incur any liability or obligation under any Employee Benefit Plan, and not make any commitments or representations regarding employment at the Oleander Station, or any terms or conditions of employment that Purchasers might offer to any Person after Closing;

                  (ix) not grant any express Encumbrance on any assets of OPP (or on any of the LTSA Capital Spares, or any of the Parts Inventory listed in Schedule 3.4(a)(i), or any of the items listed in Schedule 4.11, in each case, as owned by CPI that are to be transferred to OPP pursuant to Section 6.15), except to the extent (A) required incident to the operation of the assets of OPP and the Business in the ordinary course of business, or (B) required or evidenced by any Existing Contract, and then only to the extent that the Encumbrances identified in (A) and (B) above would not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000);

                  (x) maintain in full force and effect the Seller Insurance Policies with the coverages, limits and deductibles set forth on
         Schedule 4.24;

                  (xi) not take any action which would cause any of Sellers' representations and warranties set forth in Article 4 to be incorrect in any material respect as of the Closing;

                  (xii) use their commercially reasonable efforts to litigate against, and to obtain the lifting of, any injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty related to, or in connection with the consummation of the Transactions, whether brought by any Governmental Authority, third party, or otherwise; and

                  (xiii) Sellers shall cooperate with Purchasers to amend that certain Oleander Power Project, LP Agreement of Limited Partnership dated October 29, 1998 among CP Oleander I, Inc. and CP Oleander Limited Partnership such that the transfer of the Partnership Interests may be effected simultaneously at the Closing without causing a dissolution of the partnership.

         (b) Notwithstanding anything to the contrary in Section 6.3(a), Sellers shall not be (i) obligated to make or cause OPP to make expenditures other than in the ordinary course of business consistent with past practices or to otherwise suffer any material economic detriment, or (ii) precluded from, and OPP shall not be precluded from, instituting, participating in or completing any program designed to promote compliance or complying with Applicable Laws or other good business practices with respect to the Oleander Station; provided, that notwithstanding anything to the contrary in Section 6.3(a), Sellers may take or may cause OPP to take (x) actions which are required by Applicable Laws,
(y) reasonable actions in connection with any emergency or other force majeure event, or (z) actions otherwise contemplated by this Agreement or disclosed in any Schedule to this Agreement.

         (c) Until such time, if any, as this Agreement is terminated pursuant to Section 11.1, Sellers will not, and will cause OPP and each of their Affiliates not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchasers) relating to any transaction involving the sale of the Business or substantially all of the assets of OPP, or any of the Partnership Interests of OPP, or any merger, consolidation, business combination, or similar transaction involving OPP.

         (d) Neither Seller will, before or after the Closing, take any action that could be expected to subject either Seller, or the LP Interest or the GP Interest, to intangibles Tax in the State of Florida.

         (e) Purchasers and Purchasers' Parent shall use their commercially reasonable efforts to obtain the lifting of, any injunction, restraining or other order, restraint, prohibition, action, suit, law or penalty related to, or in connection with the consummation of the Transactions.

         (f) The Parties agree that, prior to the Closing, the names of the Purchasers shall be changed to "SP Oleander I LLC" and "SP Oleander II LLC" or such other names as the Purchasers may select.

         Section 6.4 Regulatory Approvals.

         (a) Sellers will each, and will cause OPP to, make all filings required by Applicable Laws to be made by them in order to consummate the Transactions. Purchasers will make all filings required to be made by them under Applicable Laws in order to consummate the Transactions. Without limiting the generality of the foregoing, as promptly as practicable, and in any event, using all commercially reasonable efforts to do so within twenty (20) days after the Effective Date, Sellers and Purchasers shall each file or cause to be filed, as such filings are required of each of Sellers and of Purchasers, respectively,
(a) with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, with respect to the Transactions and (b) with FERC, the Section 203 filing. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The Parties will each pay one-half of the filing fees to be paid in connection with the filings under the HSR Act.

         (b) Sellers and Purchasers shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use all commercially reasonable efforts obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the Transactions. Sellers and Purchasers shall use their best efforts to file for all Sellers' Required Regulatory Approvals and Purchasers' Required Regulatory Approvals, respectively, within thirty (30) days after the Effective Date. Sellers shall have the right to review and approve in advance all characterizations of the information relating to OPP or its assets; and each of Sellers and Purchasers shall have the right to review in advance all characterizations of the information relating to the Transactions which appear in any filing made in connection with the Transactions.

         (c) Without limiting the generality of each Party's undertakings pursuant to Sections 6.4(a) and 6.4(b), each Party shall:

                  (i) take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality of such Party's consummation of the Transactions under any Applicable Laws: enter into negotiations; provide information; make proposals; or enter into and perform agreements or submit to judicial or administrative orders, whether before or after the Closing; and

                  (ii) use commercially reasonable efforts (including taking the steps contemplated by Section 6.4(b)(i)) to prevent the entry in a judicial or administrative proceeding brought under any Applicable Laws by any Governmental Authority or any other Person for a permanent or preliminary injunction or other order that would make consummation of the Transactions by such Party unlawful or that would prevent or delay such consummation; and

                  (iii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including the appeal thereof, the posting of a bond, or the steps contemplated by Section 6.4(b)(i), necessary to vacate, modify, or suspend such injunction or order so as to permit such consummation by such Party on a schedule as close as possible to that contemplated by this Agreement.

         (d) Effective as of the Closing Date, Purchasers shall have the responsibility for securing the transfer, re-issuance or procurement of the Permits, to the extent required by Applicable Laws. Before and after the Closing, Sellers shall use commercially reasonable efforts to cooperate with Purchasers' efforts in this regard and assist in any transfer or re-issuance of Permits.

         Section 6.5 Tax Matters.

         (a) Subject to Section 6.5(j), all Transfer Taxes incurred in connection with this Agreement and the Transactions shall be paid by Purchasers if and when due. Purchasers will file, to the extent required by Applicable Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. To the extent required by Applicable Laws, but subject to their review and approval, Sellers or any of their Affiliates will join in the execution of any such Tax Returns or other documentation. Sellers will be entitled to review in advance such Tax Returns as it or their Affiliates may be required to join and execute and such Tax Returns shall be subject to Sellers' approval.

         (b) Real, tangible personal and intangible personal property Taxes ("Property Taxes") of OPP attributable to any fiscal period (or portion thereof) ending on or prior to the Closing Date shall be for the account of Sellers. With respect to any fiscal period beginning prior to and ending after the Closing Date, the amount of Property Taxes attributable to the portion of the fiscal period beginning prior to and ending on the Closing Date shall be determined by multiplying the entire amount of such Property Taxes for such fiscal period by a fraction, the numerator of which is the number of days in such fiscal period prior to the Closing Date plus one, and the denominator of which is the total number of days in such fiscal period. Upon receipt of the bill, assessment or demand for such Property Taxes, Purchasers shall invoice Sellers for their share of such Property Taxes, and Sellers shall remit the invoiced amount to Purchasers within 15 days.

         (c) Any Tax Return to be prepared pursuant to the provisions of this
Section 6.5(c) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Applicable Laws or fact. To the extent that any items are not covered by past practices, such Tax Returns shall be prepared in accordance with reasonable Tax accounting practices selected by Purchasers. The filing of any Tax Returns, or the payment of any Taxes, described in this Section 6.5(c) shall be made on a timely basis in accordance with Applicable Laws. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

                  (i) Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for OPP for all periods ending on or prior to the Closing Date regardless of when such Tax Returns are to be filed. Sellers shall pay, or cause to be paid the Taxes and shall receive or be entitled to receive tax refunds or reimbursements of Tax attributable to OPP with respect to all periods on or prior to the Closing Date. Notwithstanding anything to the contrary herein, Sellers agree that with respect to any sales and use tax for periods ending on or prior to the Closing Date, in addition to the obligations set forth above, Sellers shall be solely responsible for any and all administrative or legal proceedings with respect thereto.

                  (ii) Purchasers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of OPP for Tax periods which begin before or on the Closing Date and end after the Closing Date. Sellers shall pay, or cause to be paid, to Purchasers within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes, which relates to the portion of such Tax period ending on the Closing Date, other than Taxes becoming due as a result of actions taken by Purchasers following the Closing and Transfer Taxes.

         (d) Each Party shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, or any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to any liability for Taxes (a "Tax Proceeding"), and each will retain and provide the requesting Party with any records or information which may be relevant to such Tax Return or Tax Proceeding. Any reasonable out-of-pocket expenses incurred in providing such assistance shall be borne by the requesting party. Any information obtained pursuant to this Section 6.5 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties in accordance with Section 7.4.

         (e) On or before the Closing Date, Sellers shall ensure that no Tax indemnity agreement, Tax allocation agreement, or Tax sharing agreement with respect to OPP is in force or effect and that there shall be no liability of OPP after the Closing Date under any such agreement.

         (f) Sellers and CPI shall jointly and severally indemnify and hold Purchasers harmless from and against any and all Losses that Purchasers may suffer for (i) any Taxes attributable to OPP to the extent such Losses are attributable to any breach or inaccuracy of any of the representations or warranties contained in Section 4.16; (ii) any Taxes attributable to Sellers' interest in OPP for all periods ending on or prior to the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.5(b) to the portion of such period beginning before and ending on the Closing Date); and (iii) Losses for any Taxes to the extent such Losses are attributable to, arise out of, or are based upon the breach by the Sellers or the failure of the Sellers to perform (or cause to have performed) any of the covenants in this Section 6.5. Any amount paid by the Sellers or CPI pursuant to this Section shall be treated as an adjustment to the Purchase Price. Sellers' liability under this Section 6.5(f) shall not be subject to the limitations set forth in Section 8.2(b) or
Section 8.7(c).

         (g) In the case of any Tax Proceeding for which any Seller is or may be liable pursuant to this Agreement, Purchasers shall inform such Seller within twenty (20) days of the receipt of any notice of such Tax Proceeding. If a claim for Taxes or Losses is made and Purchasers intend to seek indemnity with respect thereto under Section 6.5(f), Purchasers shall promptly furnish written notice to Sellers of such claim. Failure of Purchasers to so notify Sellers within thirty (30) days of the claim being made against Purchasers shall not terminate rights of Purchasers to indemnity by Sellers or CPI with respect to such claim, except to the extent Sellers are actually prejudiced by such failure. Sellers shall have thirty (30) days after receipt of such notice to undertake, conduct and control (through counsel of their own choosing and at their own expense) the settlement or defense thereof, and Purchasers shall cooperate with Sellers in connection therewith. Sellers shall permit Purchasers to participate in such settlement or defense through counsel chosen by Purchasers (but the fees and expenses of such counsel shall be paid by Purchasers). So long as Sellers, at Sellers' cost and expense, (i) have undertaken the defense of, and assumed full responsibility for all indemnified Losses or Taxes with respect to, such claim,
(ii) are contesting such claim in good faith, by appropriate proceedings, and
(iii) have taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of Purchasers for payment of such claim, Purchasers shall not pay or settle any such claim. Purchasers shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Tax Proceeding. Sellers shall have the right to control, in their sole discretion, any such Tax Proceedings and to initiate any claim for refund, file any amended return, pay such Taxes, or enter into any settlement agreement with a Governmental Authority, or take any other action which it deems appropriate with respect to such Taxes; provided, however, that Sellers shall not, without Purchasers' prior written consent agree to any settlement with respect to any Tax if such settlement would adversely affect the Tax liability of Purchasers; provided further, that Sellers shall, pursuant to Section 6.5(f), indemnify, defend and hold Purchasers harmless against any such adverse effect on the Tax liability of Purchasers as a result of such settlement. Notwithstanding compliance by Sellers with the preceding sentence, Purchasers may elect to pay or settle any such claim, but upon such election it shall thereby automatically, and without any further action by any Party, irrevocably waive any right to indemnity by Sellers with respect to such claim. If within thirty (30) days after the receipt of Purchasers' notice of a claim of indemnity hereunder, Sellers do not notify Purchasers that they elect (at Sellers' cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Losses or Taxes with respect thereto, or give such notice and thereafter fail to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Purchasers' property as provided above, Purchasers shall have the right to contest, settle or compromise such claim and Purchasers shall not thereby waive any right to indemnity with respect to such claim under this Agreement.

         (h) Any refund of Taxes paid or payable with respect to Taxes attributable to OPP shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Sellers if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.5(b)) to the portion of such period beginning before and ending on the Closing Date); and (ii) to Purchasers if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.5(b)) to the portion of such period ending after the Closing Date).

         (i) In the event that a dispute arises between Sellers and Purchasers as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. The Independent Accounting Firm shall be instructed to deliver to the Parties a written resolution of the dispute within twenty (20) Business Days from the date of its engagement. For purposes of this Section 6.5(i), the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Sellers and Purchasers. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

         (j) Upon written notice from Purchasers, Sellers shall include in their final partnership tax returns for OPP, an election under Section 754 of the Code.

         (k) Neither Seller is a "foreign person" which would subject Purchasers to the withholding tax provisions of Section 1445 of the Code.

         (l) Notwithstanding anything in this Agreement to the contrary, (i) CPI shall be responsible for, and shall indemnify and reimburse OPP and Purchasers for, any and all Taxes arising out of any transfer of title of spare parts for the Units from CPI to OPP as described in Section 6.15, and (ii) Sellers shall be responsible for and shall indemnify and reimburse Purchasers and OPP for, all Taxes arising from any transfer of Excluded Assets from OPP to Sellers or any of their Affiliates under Section 6.12(b).

         Section 6.6 Risk of Loss.

         (a) Following the Effective Date and through and expiring on the Closing Date, all risk of loss or damage to the assets and properties of OPP, including the Oleander Station, shall be borne by Sellers.

         (b) If before the Closing Date all or any portion of the Oleander Station becomes subject to any condemnation or eminent domain proceeding (the "Condemned Portion"), Sellers shall notify Purchasers promptly in writing of such fact. If the fair market value of the Condemned Portion is equal to or less than twenty-five percent (25%) of the Initial Purchase Price and the remaining portion of the Oleander Station may be operated in a manner substantially similar to that in which the entire Oleander Station was operated immediately prior to the Effective Date, Sellers shall reduce the Initial Purchase Price by the fair market value of the Condemned Portion (such value to be determined as of the date immediately prior to such condemnation or eminent domain proceeding) and retain any claim, settlement, or proceeds thereof related to such proceeding to which Sellers or any Affiliate of Sellers may be entitled; provided, that Purchasers shall exercise commercially reasonable efforts (at Sellers' expense) to cooperate with Sellers in Sellers' efforts to obtain any such claim, settlement, or proceeds. Any failure of a condition to Closing related to any such proceeding of which Sellers shall have so notified Purchasers shall be deemed not to exist; provided, that Sellers exercises their election pursuant to the preceding sentence within a reasonable period of time. If, before the Closing Date, all or any portion of the Oleander Station becomes subject to or is threatened with any condemnation or eminent domain proceeding and the fair market value of the Condemned Portion is greater than twenty-five percent (25%) of the Initial Purchase Price, then Purchasers may elect either to (i) require Sellers upon the Closing to assign to Purchasers any claim, settlement, or proceeds thereof related to such proceeding to which Sellers or any Affiliate of Sellers may be entitled and proceed with the Transactions, or (ii) terminate this Agreement.

         (c) If before the Closing Date all or any portion of the Oleander Station is damaged or destroyed (the "Damaged Portion") (whether by fire, theft, vandalism or other casualty) in whole or in part, and the cost of repair of the Damaged Portion is less than twenty-five percent (25%) of the Initial Purchase Price, and the Damaged Portion of the Oleander Station may be repaired or restored (to its pre-damaged or pre-destroyed condition), Sellers shall, at their option, either (i) bear the costs of repairing and restoring the Damaged Portion to a condition such that it operates in a manner substantially similar to that immediately prior to the date of such damage or destruction and, if necessary, delay the Closing and any right to terminate this Agreement for a reasonable time (not to exceed one hundred eighty (180) days) necessary to accomplish the same, or (ii) proceed with the Transactions and, upon the Closing, transfer to Purchasers the proceeds (or the right to the proceeds) of any applicable insurance to which Sellers or any Affiliate of Sellers (other than OPP) may be entitled plus reimbursement for all other Losses incurred by

Purchasers (including without limitation any insurance deductibles and any lost revenue or damages incurred by OPP following the Closing under Existing Contracts) to repair and restore the Damaged Portion to a condition such that it operates in a manner substantially similar to that immediately prior to the date of such damage or destruction. Any failure of a condition to Closing related to any such damage or destruction of which Sellers shall have so notified Purchasers shall be deemed not to exist; provided, that Sellers exercise their election pursuant to the preceding sentence within a reasonable period of time. If the Oleander Station is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing and the cost of repair of the Damaged Portion is greater than twenty-five percent (25%) of the Initial Purchase Price, or the Damaged Portion cannot be repaired or restored (to its pre-damaged or pre-destroyed condition), then Purchasers may, at their option (x) require Sellers to (1) bear the costs of repairing and restoring the Damaged Portion to a condition such that it operates in a manner substantially similar to that immediately prior to the date of such damage or destruction and, if necessary, delay the Closing and any right to terminate this Agreement for a reasonable time (not to exceed one hundred eighty (180) days) necessary to accomplish the same, or (2) proceed with the Transactions and, upon the Closing, transfer to Purchasers the proceeds (or the right to the proceeds) of any applicable insurance to which Sellers or any Affiliate of Sellers (other than OPP) may be entitled plus reimbursement for any insurance deductibles to repair and restore the Damaged Portion to a condition such that it operates in a manner substantially similar to that immediately prior to the date of such damage or destruction, or (y) terminate this Agreement.

         Section 6.7 Insurance. Purchasers acknowledge and agree that effective upon the Closing, the Seller Insurance Policies shall be terminated or modified to exclude coverage of OPP and the Oleander Station by Sellers, and, as a result, Purchasers shall be obligated at or before Closing to obtain at their sole cost and expense replacement insurance policies providing coverage for claims made and arising after the Closing Date, including insurance required by any third party to be maintained by or for the benefit of OPP. Purchasers further acknowledge and agree that Purchasers may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Business of OPP following the Closing. Notwithstanding Section 6.12 or Section 6.13, if any claims are made arising from events that occur prior to the Closing Date that do not arise out of damage or destruction of the Oleander Station provided for in
Section 6.6 and that relate solely to the Business of OPP and such claims may be covered by the Seller Insurance Policies, then Sellers shall cooperate with Purchasers so that OPP can file, notice, and otherwise pursue such claims and recover proceeds under the terms of such policies.

         Section 6.8 Announcements. Subject to Section 6.1, prior to the Closing Date no press release or other public announcement, or public statement or comment in response to any inquiry, relating to this Agreement or the Transactions shall be issued or made by either Purchasers or Sellers, or any of their Affiliates, without the approval of Purchasers or Sellers, as the case may be; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such approval shall not be in violation of this Section 6.8 if it is made in order to comply with Applicable Laws or stock exchange rules and in the reasonable judgment of the party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Applicable Laws or rules; provided, further, that in all instances prompt notice from the Purchasers or Sellers, as the case may be, shall be provided to the Purchasers or Sellers, as the case may be, with respect to any such release, announcement, statement or comment.

         Section 6.9 Post Closing - Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise commercially reasonable efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby. After the Closing, and upon prior reasonable request, each Party shall exercise commercially reasonable efforts to cooperate with the other, at the requesting Party's expense (including out-of-pocket expenses to third parties incurred by any Party and, in the case of Sellers, the reasonable value of the time expended by their personnel or the personnel of any of their Affiliates, including the wages or other benefits paid or payable to their respective officers, directors or employees, that are reasonably attributable to furnishing assistance requested by Purchasers hereunder), in furnishing non-privileged Records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving any of the Parties (other than in connection with disputes between the Parties) and based upon contracts, arrangements or acts of Sellers, CPI, OPP or Purchasers, which were in effect or occurred on, prior to, or after Closing and which relate to OPP or the Oleander Station, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents, and representatives of Purchasers or Sellers.

         Section 6.10 Post Closing - Information and Records.

         (a) For a period of five (5) years after the Closing (or, if requested in writing by Sellers within five (5) years after the Closing, until the closing of any Tax Proceeding with respect to Sellers' Tax Returns for all periods prior to and including the Closing, if later), Purchasers will not dispose of any books, records, documents, contracts, data or information, whether in electronic or physical form, and the software and computer hardware necessary to retrieve such data or information ("Records"), reasonably relating to OPP and the Oleander Station delivered to it by Sellers or in the possession of OPP as of the Closing without first giving notice to Sellers thereof and permitting Sellers to retain or copy such books and records as it may select. During such period, Purchasers will permit Sellers to examine (during normal business hours and upon reasonable notice) and make copies, at Sellers' expense and subject to such confidentiality restrictions as Purchasers may reasonably impose, of such Records for any reasonable purpose, including any litigation now pending or hereafter commenced against Sellers or their Affiliates (other than litigation with Purchasers or OPP), or the preparation of income or other Tax Returns. Notwithstanding the above, Purchasers shall maintain fixed asset records to document and support Tax basis of all fixed assets from the inception of OPP and make such records available to Sellers if requested in writing for any period(s) subsequent to the inception of OPP and prior to Closing.

         (b) During such five (5) year time period, Purchasers will provide to Sellers, at Sellers' expense, copies of such Records reasonably relating to OPP and the Oleander Station delivered to it by Sellers or in the possession of OPP as of the Closing for any reasonable purpose, including any litigation now pending or hereafter commenced against Sellers or their Affiliates by any Person (other than litigation with Purchasers or OPP). Sellers will provide reasonable notice to Purchasers of their need to access such Records.

         (c) If privileged and/or attorney work product documents or information, including communications between Sellers or their Affiliates and any of their respective counsel, are disclosed to Purchasers in the Records delivered by Sellers or in the possession of OPP as of the Closing, then each of the Purchasers agree that (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute Confidential Information subject to the provisions of Section 7.4, and (iv) it will promptly return to Sellers all copies of such Records in the possession of OPP, such Purchaser or Purchasers' Affiliates, agents, employees or representatives (including lenders and financial advisors).

         (d) If privileged and/or attorney work product documents or information, including communications between Purchasers or Purchasers' Parent and either of their counsel or OPP and its counsel, are disclosed to Sellers in the books, records, documents or other information delivered by Purchasers or Purchasers' Parent or OPP, each of the Sellers agrees (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute Confidential Information subject to the provisions of Section 7.4, and (iv) it will promptly return to Purchasers or Purchasers' Parent, or OPP, all copies of such books, records, documents or other information in the possession of such Seller or its Affiliates, agents, employees or representatives (including lenders and financial advisors).

         Section 6.11 Use of Seller Marks. Upon Closing, Seller Marks will appear on some of the assets of OPP, including on signage at the Oleander Station, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of OPP. Except as provided in the next sentence, Purchasers acknowledge and agree that they do not have and, upon consummation of the Transactions shall not have, any right, title, interest, license, or any other right whatsoever to the Seller Marks. As soon as practicable and in no event later than thirty (30) days following the Closing Date, Purchasers shall (a) remove any Seller Marks from, or cover or conceal the Seller Marks on, the assets of OPP, including signage at the Oleander Station, and provide written verification thereof to Sellers after completing such removal, and (b) return or destroy (with reasonable certifications of destruction) all other assets of OPP that contain any Seller Marks that are not removable. Purchasers agree never to challenge Sellers' or their Affiliates' ownership of the Seller Marks or any application for registration thereof or any registration thereof or any rights of Sellers or their Affiliates therein as a result, directly or indirectly, of its ownership of OPP. Purchasers will not conduct any business or offer any goods or services under any Seller Marks. Purchasers will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks or otherwise operate OPP in any manner which would or might reasonably be expected to confuse any Person into believing that Purchasers have any right, title, interest, or license to use any Seller Marks.

         Section 6.12 Excluded Assets.

         (a) Notwithstanding anything to the contrary contained in this Agreement, the Transactions shall exclude the following (the "Excluded Assets"):

                  (i) except as required in Section 6.6(c) and Section 6.7, all Seller Insurance Policies and rights under any Seller Insurance Policies in respect of any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy;

                  (ii) any and all of OPP's rights arising under any and all Intercompany Arrangements;

                  (iii) the Seller Marks; and

                  (iv) the assets listed in Schedule 6.12(a).

         (b) Prior to the Closing Date, Sellers may cause OPP to transfer any Excluded Asset to Sellers or any of their Affiliates; provided, however, that any Excluded Asset not so transferred prior to the Closing Date shall be deemed to have been transferred to Sellers without any further action.

         Section 6.13 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the Transactions shall exclude, and Sellers hereby assume as of the Closing Date, the following (the "Excluded Liabilities"):

         (a) any liabilities or obligations of OPP in respect of the Intercompany Arrangements or the termination thereof; and

         (b) any liabilities or obligations of OPP in respect of any Excluded Asset.

         Section 6.14 Additional Covenants of the Purchasers and Sellers.

         (a) Each Purchaser and Purchasers' Parent hereby agrees with and covenants to Sellers, that prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Sellers shall otherwise consent in writing, each Purchaser and Purchasers' Parent shall not take any action which would cause any of such Purchaser's and Purchasers' Parent's representations and warranties set forth in Article 5 to be false as of the Closing in any material respect.

         (b) Each of the Sellers, and CPI, hereby agree with and covenant to Purchasers, that prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchasers shall otherwise consent in writing, such Party shall not take any action which would cause any of such Seller's or CPI's representations and warranties set forth in
Article 4 to be false as of the Closing in any material respect.

         Section 6.15 Transfer of LTSA Capital Spares and Other Equipment. Prior to or at the Closing, CPI will cause all of its right, title and interest in and to any LTSA Capital Spares or the Parts Inventory listed in Schedule 3.4(a)(i), in each case, to be transferred, free and clear of all Encumbrances (other than as set forth in the LTSA), to OPP. Except for the Excluded Assets, prior to or at the Closing, Sellers will, or will cause their Affiliates to, transfer all of the right, title and interest in and to any items listed in Schedule 4.11, free and clear of all Encumbrances, to OPP.

         Section 6.16 Seller Guarantees. The Parties shall cooperate and use commercially reasonable efforts in order that, effective as of the Closing Date,
(a) the Seller Guarantees and any liabilities related thereto shall be released as to Sellers and their Affiliates, and (b) substitute arrangements, if required, of Purchasers or their Affiliates shall be in effect. If the Parties are unable to cause any of the Seller Guarantees to be released as to Sellers and their Affiliates prior to the Closing Date, then any such Sellers Guarantees shall remain in effect and Purchasers shall provide (or cause to be provided) to Sellers a guaranty, cash, or a letter of credit, in a form and from a Person reasonably acceptable to Sellers guaranteeing the performance by Purchasers of all obligations under such unreleased Seller Guarantees from and after the Closing Date.

         Section 6.17 Payment of Intercompany Arrangements. Sellers shall cause all Intercompany Arrangements to be cancelled and terminated, and all amounts due and owing as of the Closing Date thereunder to be satisfied in full by Sellers or any Affiliates of Sellers (other than OPP), prior to or concurrently with the Closing.

         Section 6.18      Employees.

         (a) Effective as of the Closing Date, Purchasers agree to offer employment at substantially comparable base compensation levels to each of the O&M Technicians employed at the Oleander Station that are listed on Schedule
6.18 and who are actively at work on the day prior to the Closing or who are on an approved leave of absence, other than an absence due to a long-term disability; provided, however, that such offer of employment shall be contingent upon a background check and drug test, the results of which are satisfactory to Purchasers as determined in accordance with its standard policies and procedures. Each such employee who is offered and accepts immediate employment with Purchasers effective as of the Closing Date will be referred to herein as an "Employee." Nothing herein shall be deemed to require Purchasers to continue to employ any Employee for any specified period of time except as may be required by Applicable Laws.

         (b) As of the first day of the calendar month following the Closing Date with respect to the medical, dental and life insurance welfare plans maintained or sponsored by Sellers or their Affiliates and as of the Closing Date with respect to all other employee welfare plans (as such term is defined in ERISA) maintained or sponsored by Sellers or their Affiliates, each Employee shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by Sellers or their Affiliates and shall, upon timely and proper enrollment by such Employee, commence participation in any applicable employee welfare benefit plan of Purchasers or their Affiliates in which such Employee is eligible to participate.

         (c) [**]

         (d) [**]

         (e) [**]

         Section 6.19 Creditworthiness

         (a) At any time prior to the date that is eighteen (18) months after the Closing Date, if the Net Worth of CPI is reduced to a dollar value that is less than Two Hundred Million Dollars ($200,000,000), or if CPI disposes of substantially all of its electric generation assets, then Sellers shall cause CPI to be replaced for all purposes of this Agreement by Constellation Energy Group, Inc.

         (b) At any time prior to the date that is eighteen (18) months after the Closing Date, if the Net Worth of Purchasers' Parent is reduced to a dollar value that is less than Two Hundred Million Dollars ($200,000,000), or if Purchasers' Parent disposes of substantially all of its electric generation assets, then Purchasers shall at their option either (i) cause Southern Power Company to be replaced for all purposes of this Agreement by The Southern Company or (ii) provide Sellers with eligible collateral (either in the form of cash deposited into an escrow account or a letter of credit in a form acceptable to Sellers) in support of the obligations of Purchasers under this Agreement in an amount not to exceed [**].

                                   ARTICLE 7

                ACCESS AND CONFIDENTIALITY; TRANSITION PROCEDURES

         Section 7.1 General Access. Subject to the provisions of Section 7.2, during the Transition Period, Sellers shall permit (and Sellers shall cause OPP to permit) Purchasers and their representatives:

         (a) to have reasonable access, at reasonable times and upon reasonable advance notice and in a manner so as not to interfere unduly with the business operations of Sellers or OPP, to the Records of OPP relating to its Business and the Oleander Station insofar as the same may be disclosed without (i) violating any legal constraints or any legal obligation, (ii) waiving any attorney/client, work product, or like privilege, (iii) disclosing confidential information about the activities of Sellers or their Affiliates (other than OPP) that is unrelated to OPP, the Business or the Oleander Station, or (iv) disclosing proprietary models of Sellers or any of their Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models; and

         (b) subject to Sellers' receipt of any required consent of any third Person and upon reasonable advance notice to Sellers, to conduct at reasonable times and at Purchasers' sole risk, cost, and expense, in the presence of representatives of Sellers, reasonable inspections of the Oleander Station; provided, no soil, ground water or other environmental testing shall be conducted.

         Section 7.2 Transition Period Procedures.

         (a) The Parties acknowledge and agree that in order to ensure that upon Closing the transition of the ownership and operation of the Oleander Station is as smooth and orderly as is reasonably practicable, representatives of Purchasers shall be entitled to become familiar with the Oleander Station, to be introduced to, and have the opportunity to meet with, suppliers, other vendors and customers of OPP, and to conduct the activities described on the Transition Plan included in Schedule 7.2.

         (b) Promptly after the Effective Date, Sellers will inform Purchasers regarding the planned operation schedule of each Unit for the next six (6) months. In addition to the activities described in subsection (a) of this
Section 7.2, Purchasers shall be allowed to send an observer to Oleander Station to observe the operation of each of the Units. Such observer may return to Oleander Station on multiple occasions, including such occasions as may be necessary for the observer to observe each Unit's operations immediately after the Effective Date and to observe their operations immediately prior to the scheduled Closing Date. The observer shall be allowed to monitor and record performance of each Unit and shall be allowed access to historical performance data following operation and shutdown of each of the Units. Items that may be monitored include without limitation: (i) individual CT gross power output (at the generator terminals); (ii) individual CT fuel consumption; (iii) ambient temperature; (iv) ambient pressure; (v) ambient relative humidity; (vi) average exhaust temperature; (vii) exhaust temperature profile; (viii) compressor discharge pressure; (ix) compressor discharge temperature; (x) IGV angle; (xi) water injection flow rate (if applicable for oil firing); (xii) NOx emissions; and (xiii) CO2 emissions.

         (c) In no event shall any meetings with suppliers, other vendors or customers of OPP be conducted prior to the Closing without Purchasers' representatives being notified in writing of, and having an opportunity to be present at, such meeting, nor shall Purchasers, or any of their Affiliates otherwise contact or communicate directly with any supplier, other vendor or customer of OPP prior to the Closing without Sellers' prior written consent unless Sellers' representatives participate therein. Notwithstanding anything above to the contrary, Purchasers may, prior to the Closing Date, conduct conversations, meetings and negotiations with third parties (including, without limitation, third parties who are or may be suppliers or vendors to CPI or OPP or to Sellers (e.g., GEII)), without notice to or the presence of a representative of Sellers or their Affiliates, regarding the provision of goods or services to OPP after the Closing Date, which conversations, meetings and negotiations shall expressly be limited to the rights and obligations of OPP as an Affiliate of Purchasers and not Sellers.

         (d) Notwithstanding anything to the contrary contained in this Agreement, subject to this sub-section (d) of Section 7.2, the Parties agree and understand that Sellers will not be providing any transition services on or after the Closing Date to Purchasers. Sellers agree to cooperate with Purchasers and to use commercially reasonable efforts to assist Purchasers in a safe and adequate transition; provided, however, that in the event Sellers fail to provide to Purchasers within a reasonable period of time prior to Closing the information and assistance Purchasers reasonably need in order to complete a safe and adequate transition on or before the Closing Date, then Sellers shall provide transition services (at Sellers' sole cost and expense) for ninety (90) days after Closing such that Purchasers are able to complete a safe and adequate transition.

         Section 7.3 Indemnification. Purchasers agree to indemnify, protect, and hold harmless, release, and defend the Seller Indemnified Parties and OPP from and against any and all Losses arising, in whole or in part, from the acts or omissions of the Purchaser Indemnified Parties during the Transition Period in connection with Purchasers' inspection or assessment of the Oleander Station and other assets and Records of Sellers or OPP, including claims for personal injuries, property damage, and reasonable attorneys' fees and expenses, and all such inspections and assessments shall be at Purchasers' sole risk. The provisions set forth in Section 8.4, Section 8.5, Section 8.6, Section 8.7(a) and Section 8.7(b) shall apply to any indemnification by Purchasers under this
Section 7.3. For the avoidance of doubt, Section 8.7(c) shall not apply to any indemnification by Purchasers under this Section 7.3.

         Section 7.4 Confidential Information.

         (a) For purposes hereof, the "Confidential Information" of a Party (the "Disclosing Party") means such information about the Disclosing Party that is provided to another Party (the "Receiving Party") and is at the time of such provision designated by the Disclosing Party to the Receiving Party to be confidential. Except as otherwise provided in this Agreement, a Receiving Party shall not, without the prior written consent of the Disclosing Party, disclose the Confidential Information of a Disclosing Party to any other Person or use the Confidential Information of a Disclosing Party other than in connection with this Agreement and the consummation of the Transactions. Notwithstanding the foregoing, a Receiving Party's obligations under this Section shall not apply to
(i) information which is now in the public domain, or which later enters the public domain, through no action on such Receiving Party's part in violation of this Agreement; or (ii) information which was already in the Receiving Party's possession at the time of its disclosure, and which was not acquired by the Receiving Party from the Disclosing Party on a confidential basis. The Parties acknowledge that the Due Diligence Materials are Confidential Information of Sellers.

         (b) Notwithstanding the foregoing, a Receiving Party may, without requirement of consent of the Disclosing Party, disclose a Disclosing Party's Confidential Information (i) to its management group, employees and professional advisors (including attorneys) in connection with the Transactions; (ii) to the extent such disclosure is required under Applicable Laws (including as may be reasonably necessary to obtain the approval of any Governmental Authority to consummate the Transactions) or is required of a third party in order to consummate the Transactions; and (iii) in connection with any action or proceeding to enforce the Receiving Party's rights under this Agreement. Further, the obligations of confidentiality above, as they relate to the Transactions, shall not apply to the tax structure or tax treatment of the Transactions, and each Party (and any employee, representative, or agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Transactions and all materials of any kind (including opinions or other tax analysis) that are provided to such Party relating to such tax treatment and tax structure; provided, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

         (c) The provisions of this Section 7.4 shall survive (including survival of any termination of this Agreement) for a period equal to two (2) years after the Effective Date. If this Agreement is terminated prior to Closing, then each Receiving Party shall return to the relevant Disclosing Party, as soon as practicable, all originals and copies of written or recorded information constituting the Confidential Information of such Disclosing Party. If the Closing occurs, then notwithstanding anything herein to the contrary, Purchasers shall not be restricted in any manner whatsoever in their use or disclosure of any information that constitutes an asset of OPP. The provisions of this Section 7.4 supersede the provisions of the Confidentiality Agreement, which is hereby made null and void.

         Section 7.5 No Other Contact. Except as otherwise provided for in this Agreement, Purchasers shall not otherwise contact or correspond with any customer, employee, or other Person associated with OPP or the Oleander Station with respect to the Transactions, without the prior written consent of Sellers.

                                   ARTICLE 8

                                 INDEMNIFICATION

         Section 8.1 Exclusivity. Except as provided in Section 6.5(f) and except for fraud, willful misconduct, willful misrepresentation, or willful breach of a representation, warranty, covenant or agreement hereunder, and except as set forth in Articles 9, 10 and 11, the rights and remedies of CPI, Sellers and the Seller Indemnified Parties, on the one hand, and Purchasers and the Purchaser Indemnified Parties, on the other hand, for money damages under this Article are, solely as between CPI, Sellers and the Seller Indemnified Parties on the one hand, and Purchasers and the Purchaser Indemnified Parties on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of CPI, Sellers and the Seller Indemnified Parties on the one hand, and Purchasers and the Purchaser Indemnified Parties on the other hand, may have under this Agreement or under Applicable Laws with respect to any Indemnifiable Claim, whether at law or in equity.

         Section 8.2 Indemnification by Sellers and CPI.

         (a) Purchaser Claims. Except as otherwise provided in Section 6.5(f), each of Sellers and CPI, jointly and severally, will indemnify, protect, defend and hold harmless Purchasers and their Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Purchaser Indemnified Parties"), from and against any and all demands, suits, penalties, fines, liens, judgments, obligations, damages, claims, losses, liabilities, payments, costs and expenses, including without limitation reasonable legal, accounting and other expenses in connection therewith and including without limitation costs and expenses incurred in connection with investigations and settlement proceedings ("Losses"), which arise out of, are in connection with, or relate to, the following (collectively, "Purchaser Claims"):

                  (i) any breach or violation of any covenant, obligation or agreement of Sellers or CPI set forth in this Agreement;

                  (ii) any breach or inaccuracy of the representations or warranties made, as of the Effective Date or as of the Closing Date (as per Sections 9.5 and 9.6), by Sellers or CPI in Article 4 (without giving effect to any updates, disclosures or supplements thereto);

                  (iii) any claims or liability arising out of, or in connection with, including without limitation in connection with the termination of, any Intercompany Arrangements;

                  (iv) if the Closing occurs, any of the Excluded Assets or Excluded Liabilities, including without limitation, the failure of Sellers to pay, discharge or perform any of the Excluded Liabilities as and when due; and

                  (v) if the Closing occurs, any Losses arising out of, or in connection with the matters referenced on Schedule 4.8, including without limitation any lost revenue or damages under the Existing Contracts.

         (b) Limitations on Sellers' and CPI's Indemnification Obligation. Except for any Purchaser Claims arising under Section 8.2(a)(i) as the result of the willful failure of either Seller or of CPI to comply with a covenant or obligation under this Agreement and except for any Purchaser Claims arising under Sections 8.2(a)(iii) and 8.2(a)(v), which claims shall not be subject to, or count towards, any limitations, the aggregate damages to which the Purchaser Indemnified Parties will be entitled for all Purchaser Claims shall be limited to [**]; provided, that Purchaser Claims arising under Section 8.2(a)(ii) due to the breach or inaccuracy of representations or warranties made (as of the Effective Date or as of the Closing Date (per Sections 9.5 and 9.6)) by Sellers or CPI in the following Sections shall not be subject to such, or any, limitation and shall not count toward any such limitation: Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.14, 4.16 and 4.18.

         Section 8.3 Indemnification by Purchasers.

         (a) Sellers' Claims. Each of Purchasers and Purchasers' Parent, jointly and severally, will indemnify, protect, defend and hold harmless each of CPI, Sellers and their Affiliates and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Seller Indemnified Parties"), from and against any and all Losses which arise out of or relate to the following (collectively, "Seller Claims"):

                  (i) any breach or violation of any covenant, obligation or agreement of Purchasers set forth in this Agreement;

                  (ii) any breach or inaccuracy of any of the representations or warranties made, as of the Effective Date or the Closing Date, by Purchasers in Article 5; and

                  (iii) if the Closing occurs, the Business, the ownership, operation or use of any of the assets of OPP, including the Oleander Station (but excluding the Excluded Assets), the failure to pay, perform or discharge any liabilities or obligations of OPP (but excluding the Excluded Liabilities), or any other matter relating to or arising out of the Business of OPP, the ownership, operation or use of any of the assets of OPP, including the Oleander Station (but excluding the Excluded Assets), relating, in each case, only to Losses arising after the Closing Date, and only to the extent such Losses do not constitute claims under Section 6.5 or Purchaser Claims under Section 8.2(a) (subject to the limitations in this Agreement).

         (b) Limitations on Purchasers' Indemnification Obligations. Except for any Seller Claims arising under Section 8.3(a)(i) as the result of the willful failure of either Purchaser to comply with a covenant obligation under this Agreement, which claims shall not be subject to, or count towards, any limitations, the aggregate damages to which the Seller Indemnified Parties will be entitled for all Seller Claims shall be limited to [**]; provided, that Seller Claims arising under Section 8.3(a)(ii) due to the breach or inaccuracy of representations or warranties made (as of the Effective Date or as of the Closing Date (per Section 10.5 and 10.6)) by Purchasers or Purchasers' Parent in the following Sections shall not be subject to such, or any, limitation and shall not count toward any such limitation: Sections 5.1, 5.2 and 5.6.

         Section 8.4 Notice of Claim. Subject to the terms of this Agreement and upon a Party's receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of any Party, the Party seeking indemnification hereunder (the "Indemnitee") will promptly notify the Party against whom indemnification is sought (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 7.3 or Section 8.2 or
Section 8.3. Such written notice is herein referred to as a "Notice of Claim." A Notice of Claim will specify, in reasonable detail, the material facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee's rights to indemnification; provided, however, that the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which the Indemnitor can demonstrate would otherwise have been payable to the extent that the increase resulted from the Indemnitee's failure to timely deliver a Notice of Claim.

         Section 8.5 Defense of Third Party Claims.

         (a) The Indemnitor shall be entitled to defend any Third Party Claim against the Indemnitee; provided, however, that the Indemnitee shall be entitled to participate in such defense, with counsel of its choice and at its own expense, and if the Indemnitor does not provide a competent and vigorous defense then the Indemnitee's participation shall be at the expense of the Indemnitor. The Indemnitor and Indemnitee shall each provide such reasonable cooperation and access to its books, records and properties as the Indemnitee shall reasonably request with respect to such matter, and the Parties shall cooperate with each other in order to ensure the proper and adequate defense.

         (b) An Indemnitor shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed (provided that an Indemnitee shall not be deemed to be unreasonably withholding its consent if such settlement does not include a full release of the Indemnitee).

         (c) With regard to claims of Indemnitees to whom indemnification is payable hereunder, such indemnification shall be paid by the Indemnitor (or amounts may be set off by the Indemnitee) upon the earliest to occur of (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period, (ii) the entry of an unappealable judgment or final appellate decision against the Indemnitee, (iii) the settlement of the claim, or (iv) with respect to claims before any administrative or regulatory authority when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnitor shall pay on the Indemnitee's demand any cost or expenses reasonably incurred by the Indemnitor in defending or otherwise dealing with such claim.

         (d) If an Indemnitee is entitled to indemnification under this Agreement as a result of a Third Party Claim, and the Indemnitor fails to assume the defense of such claim, then the Indemnitee will contest, or with the prior written consent of such Indemnitor, settle such claim; provided, however, that no such contest need be made, and settlement or full payment of any such claim may be made without consent of the Indemnitee, if in the written opinion of an independent third party counsel chosen by the Indemnitee, such claim is meritorious.

         (e) The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith.

         Section 8.6 Cooperation. The Party defending a Third Party Claim will:
(a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim; and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all Records and other materials reasonably required by them for use in contesting any Third Party Claim (which Records and other materials shall be subject to Section 7.4). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

         Section 8.7 Mitigation and Limitation of Claims. As used in this Agreement, the term "Indemnifiable Claim" means any Purchaser Claims or Seller Claims. Notwithstanding anything to the contrary contained herein:

         (a) the Indemnitee will take all reasonable steps to mitigate all Losses, damages and the like relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee's reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expense for which indemnification would otherwise be due under this Article 8, and the Indemnitor will reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at a variable rate of interest equal to the "prime rate" in effect during such period as published in The Wall Street Journal;

         (b) except as otherwise contemplated in this Agreement, any Indemnifiable Claim shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnitee by reason of the occurrence or event giving rise to such Indemnifiable Claim, net of insurance recoveries; provided, that, subject to the limitations set forth in Sections 8.3(b) and 8.7(c), a Seller Claim for a breach of this Agreement by Purchaser that results in a termination of this Agreement or other failure to consummate the Transactions may include any other remedies available at law; and

         (c) if the Closing occurs, no Party shall have any liability or obligation to indemnify under Section 8.2(a)(ii) or Section 8.3(a)(ii), as the case may be, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds [**]. Nothing in this Section 8.7(c) is intended to modify or limit a Party's liability or obligation hereunder for other Indemnifiable Claims. For purposes of this Section 8.7(c) only, to the extent that it is the subject of indemnification under Section 8.2(a)(ii) and under any other subsection of Section 8.2, such claim will not be considered the subject of indemnity under Section 8.2(a)(ii).

         Section 8.8 Adjustment to Purchase Price. Any and all payments required to be made under this Article 8 shall be treated as an adjustment to the Purchase Price.

         Section 8.9 Specific Performance.

         (a) Sellers acknowledge that the Transactions are unique and that Purchasers will be irreparably injured should such Transactions not be consummated in accordance with the terms and conditions of this Agreement. Consequently, Purchasers will not have an adequate remedy at law if Sellers shall fail to sell the Partnership Interests when required to do so hereunder. In such event, Purchasers shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligations by Sellers, subject to Purchasers' performance of their obligations hereunder, and Sellers agree not to take a position in any proceeding to the effect that Purchasers have an adequate remedy at law.

         (b) Purchasers acknowledge that the Transactions are unique and that Sellers will be irreparably injured should such Transactions not be consummated in accordance with the terms and conditions of this Agreement. Consequently, Sellers will not have an adequate remedy at law if Purchasers shall fail to purchase the Partnership Interests when required to do so hereunder. In such event, Sellers shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchasers, subject to Sellers' performance of their obligations hereunder, and Purchasers agree not to take a position in any proceeding to the effect that Sellers have an adequate remedy at law.

         Section 8.10 Survival; Time Limitation for Indemnification. The terms and provisions of this Agreement shall survive the Closing. Notwithstanding the foregoing, if the Closing occurs, then after Closing, (a) any assertion by Purchasers or any Purchaser Indemnified Party that Sellers or CPI are liable to Purchasers or any Purchaser Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the Transactions must be made in writing and must be given to Sellers (or not at all) or CPI on or prior to the date that is eighteen (18) months after the Closing Date, except for matters addressed in Section 6.5(f), which must be made in writing and must be given to Sellers (or not at all) on or prior to the date that is ninety (90) days after the date on which the applicable statute of limitations expires with respect to the matters covered thereby, and (b) any assertion by Sellers or any Seller Indemnified Party that Purchasers or Purchasers' Parent are liable to Seller or any Seller Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the Transactions must be made in writing and must be given to Purchasers or Purchasers' Parent (or not at all) on or prior to the date that is eighteen (18) months after the Closing Date.

                                   ARTICLE 9

                        PURCHASERS' CONDITIONS TO CLOSING

         The obligation of Purchasers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchasers waive such fulfillment in writing:

         Section 9.1 Compliance with Provisions. Each of Sellers and CPI shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on their respective parts required to be performed or complied with at or prior to the Closing.

         Section 9.2 Reserved.

         Section 9.3 No Restraint. There shall be no:

         (a) injunction, restraining order or order of any nature issued and outstanding by any Governmental Authority of competent jurisdiction over the Parties which directs that the Transactions shall not be consummated as herein provided;

         (b) suit, action or other proceeding by any third party pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions; or

         (c) action taken, or law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which would render the purchase and sale of the Partnership Interests illegal.

         Section 9.4 Required Regulatory Approvals and Consents.

         (a) Without limiting the applicability of Section 6.1 and Section 6.4, with respect to the purchase and sale of the Partnership Interests, Purchasers shall have received all of Purchasers' Required Regulatory Approvals and Purchasers' Required Consents. In the event that any such Purchasers' Required Regulatory Approval or Purchasers' Required Consents requires any modification to this Agreement or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Purchasers' or Purchasers' Parent's indirect ownership of the Oleander Station, then such modifications, conditions or restrictions shall be subject to Purchasers' approval to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and would, individually or in the aggregate, have a material adverse effect upon Purchasers, Purchasers' Affiliates or the Oleander Station after the Closing; provided, however, that Purchasers shall be deemed to have approved of any such modifications, conditions or restrictions to the extent that Purchasers fail to disapprove of same in a written notice to Sellers received no later than fifteen (15) Business Days following the public announcement of the decision of the Governmental Authority.

         (b) The Sellers shall have received the Sellers' Required Regulatory Approvals and Sellers' Required Consents, and such approvals and consents must be in full force and effect.

         Section 9.5 Representations and Warranties. The representations and warranties of Sellers and of CPI set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct (without giving any effect to any notification under Section 6.2), and the representations and warranties of Sellers and of CPI set forth in this Agreement that are not so qualified shall be true and correct, in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date (without giving any effect to any notification under Section 6.2).

         Section 9.6 Officer's Certificate. Purchasers shall have received a certificate executed by an authorized officer of each of Sellers and CPI (in a form reasonably acceptable to Purchasers), dated the Closing Date, wherein Sellers and CPI and each represent and warrant that the conditions set forth in
Section 9.1 and Section 9.5 have been satisfied by Sellers and CPI.

         Section 9.7 Material Adverse Effect. Subject to Section 6.6, since the Effective Date, no Material Adverse Effect shall have occurred and be continuing.

         Section 9.8 Reserved.

         Section 9.9 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 11.1.

         Section 9.10 Receipt of Other Documents. Purchasers shall have received the following:

         (a) A certificate of good standing with respect to each of Sellers and CPI, as of a recent date (not to exceed thirty (30) days of the Closing Date), issued by the Secretary of State of the State of Maryland;

         (b) Copies, certified by the Secretary or an Assistant Secretary of each of Sellers and CPI, of resolutions of each of Sellers and of CPI authorizing the execution and delivery by each of Sellers and of CPI of this Agreement, and authorizing or ratifying of all of the other agreements and instruments to be executed and delivered by Sellers and by CPI, respectively, in connection herewith;

         (c) A certificate of the Secretary or an Assistant Secretary of each Seller and of CPI, identifying the name and title and bearing the signatures of the respective individuals authorized by each Seller and CPI to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

         (d) Copies of the Organizational Documents of each Seller and CPI, certified as of a recent date (not to exceed thirty (30) days of the Closing
Date) by the appropriate government official of each of their jurisdictions of formation and a copy of the by-laws of each Seller and CPI, certified by a duly authorized officer, together with a certificate of a duly authorized officer of each Seller and CPI, that none of such documents have been amended on or after the Effective Date;

         (e) A certificate of good standing with respect to OPP, as of recent date, issued by the Secretary of State of the State of Florida and each other state in which OPP is qualified to do business;

         (f) Originals of all books and records, including original construction drawings and P&IDs, of OPP and of each Seller and of CPI, relating solely or primarily to the Business, the Oleander Station or OPP including, without limitation, both hard copies and any available electronic files and copies;

         (g) An instrument terminating any Intercompany Arrangements, executed and delivered by OPP and the Sellers' or other Affiliate as necessary, in form and substance reasonably satisfactory to Purchasers;

         (h) A receipt for the Purchase Price, as adjusted pursuant to the terms of this Agreement;

         (i) An instrument or instruments releasing OPP of any and all liability for or relating to all of the Excluded Liabilities in form and substance satisfactory to the Purchasers; and

         (j) Such other documents as Purchasers may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' or CPI's representations and warranties, (ii) evidencing the performance by either Seller, or by CPI, or the compliance by either Seller, or by CPI, with, any covenant or obligation required to be performed or complied with by such Seller or CPI, respectively, (iii) evidencing the satisfaction of any condition referred to in this Article 9, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

         Section 9.11 Title Insurance. Purchasers shall have received from Lawyers Title Insurance Corporation or another title insurance company selected by Purchasers (collectively with any co-insurer or re-insurer, as applicable, the "Title Company") an ALTA Owner's Policy of Title Insurance insuring OPP, having an effective date not sooner than the date and time of Closing, in form and substance reasonably satisfactory to Purchasers, and including the endorsements listed on Schedule 9.11 attached hereto, insuring (at the Title Company's regular rates; provided, however, that the foregoing shall not be deemed to prohibit Purchasers from receiving any rebate with respect thereto which may be available to the insured in Florida, but the receipt of such rebate shall not be a condition to closing) the fee simple title to the Owned Real Property, subject only to the Permitted Encumbrances. Purchasers shall provide Sellers with a copy of each title report or commitment received by Purchasers from the Title Company prior to Closing.

         Section 9.12 Certificates of Occupancy Purchasers shall have received from Sellers original certificates of occupancy for all space within Oleander Station to the extent same are in the possession or control of Sellers or OPP.

         Section 9.13 Certificates of Non-Foreign Status. Purchasers shall have received from Sellers Certificates of Non-Foreign Status of each Seller and such other tax affidavits reasonably requested by Purchasers.

         Section 9.14 Units Operability. As of the Closing Date, each of the Units shall be operational, dispatchable, and capable of meeting customers' scheduling requirements, each in accordance with the Power Purchase Agreements.

                                   ARTICLE 10

                         SELLERS' CONDITIONS TO CLOSING

         The obligation of Sellers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Sellers waive such fulfillment in writing:

         Section 10.1 Compliance with Provisions. Purchasers shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing, including but not limited to the payment of the Initial Purchase Price, as adjusted pursuant to Section 3.2, to Sellers.

         Section 10.2 Reserved.

         Section 10.3 No Restraint. There shall be no:

         (a) injunction, restraining order or order of any nature issued and outstanding by any Governmental Authority of competent jurisdiction over the Parties which directs that the Transactions shall not be consummated as herein provided;

         (b) suit, action or other proceeding by any Governmental Authority of competent jurisdiction over the Parties pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the Transactions; or

         (c) action taken, or law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which would render the purchase and sale of the Partnership Interests illegal.

         Section 10.4 Required Regulatory Approvals and Consents.

         (a) Without limiting the generality of Section 6.1 and Section 6.4, with respect to the purchase and sale of the Partnership Interests, Sellers shall have received all of Sellers' Required Regulatory Approvals and Sellers' Required Consents. In the event that any such Approval requires any modification to this Agreement or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Sellers' indirect ownership of the Oleander Station, then such modifications, conditions or restrictions shall be subject to Sellers' approval to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and would, individually or in the aggregate have a material adverse effect upon Sellers, their indirect ownership of the Oleander Station or the operation of the Oleander Station prior to the Closing; provided, however, that Sellers shall be deemed to have approved of any such modifications, conditions or restrictions to the extent that Sellers fail to disapprove of same in a written notice to Sellers received no later than fifteen (15) Business Days following the public announcement of the decision of the Governmental Authority.

         (b) Purchasers shall have received the Purchasers' Regulatory Approvals and Purchasers' Required Consents.

         Section 10.5 Representations and Warranties. The representations and warranties of Purchasers set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date, in each case as though made on and as of the Closing Date.

         Section 10.6 Officer's Certificate. Sellers shall have received a certificate from Purchasers in a form reasonably acceptable to Sellers, executed on their behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 10.1 and Section 10.5 have been satisfied by Purchasers.

         Section 10.7 [**].

         Section 10.8 No Termination. Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 11.1.

         Section 10.9 Receipt of Other Documents. Sellers shall have received the following:

         (a) A certificate of good standing with respect to each Purchaser, and to Purchasers' Parent, as of a recent date, issued by the appropriate government official of its respective jurisdiction of formation;

         (b) Copies of the Organizational Documents of each Purchaser, and of Purchasers' Parent, certified as of a recent date by the appropriate government official of their respective jurisdictions of formation and a copy of the by-laws of each Purchaser and of Purchasers' Parent certified by a duly authorized officer, together with a certificate of a duly authorized officer of each Purchaser and of Purchasers' Parent that none of such documents have been amended on or after the Effective Date;

         (c) Copies, certified by a duly authorized officer of each Purchaser and of Purchasers' Parent, of resolutions of the respective governing board of such Purchaser, and of Purchasers' Parent, authorizing the execution and delivery by such Purchaser, and by Purchasers' Parent, of this Agreement, and authorizing or ratifying all of the other agreements and instruments, in each case, to be executed and delivered by such Purchaser, and by Purchasers' Parent, in connection herewith;

         (d) A certificate of a duly authorized officer of each Purchaser, and of Purchasers' Parent, identifying the name and title and bearing the signatures of the officers of such Purchaser, and of Purchasers' Parent, authorized to execute and deliver this Agreement, and the other agreements and instruments contemplated hereby;

         (e) Insurance certificates evidencing compliance with Section 6.7; and

         (f) Such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any Purchasers' or Purchasers' Parent's representations and warranties, (ii) evidencing the performance by either Purchaser of, or of Purchasers' Parent of, or the compliance by either Purchaser with, or of Purchasers' Parent with, any covenant or obligation required to be performed or complied with by such Purchaser, or by Purchasers' Parent (iii) evidencing the satisfaction of any condition referred to in this
Article 10, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

                                   ARTICLE 11

                                   TERMINATION

         Section 11.1 Termination.

         (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

         (b) Except as provided in Section 6.6(c), this Agreement may be terminated by any Party if the Closing shall not have occurred on or before September 30, 2005 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

         (c) This Agreement may be terminated by Purchasers at any time prior to the Closing if there has been a violation or breach by Sellers or CPI of any agreement, covenant, representation or warranty contained in this Agreement which has not been waived by Purchasers and such violation or breach constitutes a Material Adverse Effect and is not cured within thirty (30) days after Sellers' receipt of notice from Purchasers concerning such violation or breach.

         (d) This Agreement may be terminated by Sellers at any time prior to the Closing if there has been a violation or breach by Purchasers of any agreement, covenant, representation or warranty contained in this Agreement which has not been waived by Sellers and such violation or breach constitutes a Material Adverse Effect and is not cured within thirty (30) days after Purchasers' receipt of notice from Sellers concerning such violation or breach.

         (e) This Agreement may be terminated by Purchasers in accordance with the provisions of Section 6.6(b) or Section 6.6(c).

         Section 11.2 Procedure and Effect of Termination.

         (a) If there has been a termination pursuant to Section 11.1, then this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in Sections 6.8, 7.2, 7.3, and 7.4 and in Article 8, this Article 11 and Article 12 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to the other Party under and by reason of this Agreement or the Transactions except as set forth in Article 8 and except for liability resulting from the fraud or willful misconduct of a Party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to Purchasers hereunder.

         (b) In the event a Party shall elect to terminate this Agreement pursuant to Section 11.1, such Party shall forthwith provide notice thereof to the other Party whereupon this Agreement shall terminate and the Transactions shall be abandoned. Upon any such termination, all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the respective Governmental Authority by the Party having filed or submitted the same.

                                   ARTICLE 12

                               GENERAL PROVISIONS

         Section 12.1 Expenses. Whether or not the Transactions are consummated, except as otherwise expressly provided in any other provision of this Agreement (and except to the extent such costs and expenses constitute damages, expenses or costs that are the subject of indemnity under Article 8), all costs and expenses (including attorneys' and consultants' fees, costs and expenses) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that all fees, charges and costs of economists and other experts, if any, jointly retained by the Parties in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions will be borne in equal portions by Purchasers and Sellers.

         Section 12.2 Entire Document; Modification or Amendment. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement) prior to the execution date of this Agreement, written or oral. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

         Section 12.3 Schedules and Exhibits. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this

Agreement. Unless expressly stated to the contrary in this Agreement, certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.

         Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Any telecopy or other facsimile transmission of a signature page shall be deemed an original, binding counterpart signature page.

         Section 12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. To the extent permitted by Applicable Laws, the Parties waive any provision of Applicable Law that renders any provision hereof prohibited or unenforceable in any respect.

         Section 12.6 Assignability. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party's sole discretion.

         Section 12.7 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

         Section 12.8 Governing Law and Forum. This Agreement and the rights and obligations of the parties hereunder and the Transactions shall be governed by, and construed in accordance with, the law of the State of New York. Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of any court of the State of New York and any federal court located in New York County, New York, solely for the limited purpose of any proceeding relating to this Agreement. The Parties irrevocably waive their rights to a jury trial with respect to any action or claim airing out of any dispute in connection with this Agreement or the Transactions.

         Section 12.9 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by telefacsimile and properly addressed as follows:

         If to CP Oleander, LP:

                  CP Oleander, LP
                  c/o Constellation Energy Group, Inc.
                  750 East Pratt Street
                  Baltimore, Maryland 21202
                  Attention:  John Paffenbarger
                  Fax:  410.783.2819

         If to CP Oleander I, Inc.:

                  CP Oleander I, Inc.
                  c/o Constellation Energy Group, Inc.
                  750 East Pratt Street
                  Baltimore, Maryland 21202
                  Attention:  John Paffenbarger
                  Fax:  410.783.2819

         If to Constellation Power, Inc.:

                  Constellation Power, Inc.
                  c/o Constellation Energy Group, Inc.
                  750 East Pratt Street
                  Baltimore, Maryland 21202
                  Attention:  John Paffenbarger
                  Fax:  410.783.2819

         With copies to:

                  Constellation Energy Group, Inc.
                  750 East Pratt Street
                  Baltimore, Maryland 21202
                  Attention:  General Counsel
                  Fax: 410.783.3609

         If to SP Newco I LLC:

                  SP Newco I LLC
                  600 North 18th Street
                  Birmingham, AL 35291
                  Attention:  President and CEO

         If to SP Newco II LLC:

                  SP Newco II LLC
                  600 North 18th Street
                  Birmingham, AL 35291
                  Attention:  President and CEO

         If to Southern Power Company:

                  Southern Power Company
                  600 North 18th Street
                  Birmingham, AL 35291
                  Attention:  President and CEO

         With copies to:

                  Southern Power Company
                  600 North 18th Street
                  Birmingham, AL 35291
                  Attention:  General Counsel

         Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices, requests, demands or other communications under this Agreement which are addressed as provided in this Section 12.9 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery or (b) five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail. Notices which are addressed as provided in this Section 12.9 given by telefacsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by telefacsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.

         Section 12.10 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

         Section 12.11 No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship between Sellers and their Affiliates on the one hand, and Purchasers and their Affiliates on the other hand, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to Sellers and their Affiliates on the one hand, and Purchasers and their Affiliates on the other hand. Neither Sellers and their Affiliates on the one hand, and Purchasers and their Affiliates on the other hand, is or shall act as or be the agent or representative of the other Party.

         Section 12.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         Section 12.13 Indemnification Not Affected by Knowledge; No Waiver. The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants and obligations.

         Section 12.14 Waiver of Compliance. Except as provided in Section 12.13, to the extent permitted by Applicable Laws, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 12.15 Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

         Section 12.16 Survival.

         (a) The representations and warranties given or made by any Party in Articles 4 or 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of eighteen (18) months after the Closing Date and shall thereafter terminate and be of no further force or effect; provided, that:

                  (i) all representations and warranties relating to Taxes and Tax Returns shall survive the Closing (including for purposes of Section 6.5) for ninety (90) days after the date on which the applicable statutes of limitation (plus any extensions or waivers thereof) expires with respect to the matter covered thereby; and

                  (ii) notwithstanding any other provision of this Agreement, any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

         Subject to Sections 4.26, 5.9 and 5.10, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the

Closing Date or the decision of any Party to complete the Closing.

         (b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in Article 8, shall survive the Closing indefinitely, unless otherwise specified herein.

         Section 12.17 Time of Essence. Time is of the essence with regard to all data and time periods set forth or referred to in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

         Section 12.18 Purchasers' Parent Support. From the Effective Date until the Closing Date, Purchasers' Parent agrees to provide Purchasers with funds sufficient to enable Purchasers to pay the Purchase Price and any adjustments thereto required by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                             CP OLEANDER, LP

                             By CP FLORDIA INVESTORS, INC., its General Partner


                             By /s/ John T. Long
                                ------------------------------------------------
                             Name:  John T. Long
                             Title:    President

STATE OF MARYLAND, COUNTY/CITY OF   BALTIMORE                          , TO WIT:
                                  -------------------------------------

         On this 7th day of April, 2005, before me appeared John T. Long being duly authorized, who signed this Agreement on behalf of CP Florida Investors, Inc.

                               /s/ Lynn J. Conant
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:    7/7/07
                                                     ---------------------------





                             CP OLEANDER I, INC.


                             By /s/ John T. Long
                               -------------------------------------------------
                             Name:   John T. Long
                             Title:     President

STATE OF MARYLAND, COUNTY/CITY OF   BALTIMORE                          , TO WIT:
                                  -------------------------------------

         On this 7th day of April, 2005, before me appeared John T. Long, being duly authorized, who signed this Agreement on behalf of CP Oleander I, Inc.

                             /s/ Lynn J. Conant
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:    7/7/07
                                                     ---------------------------

                             CONSTELLATION POWER, INC.

                             By  /s/ John T. Long
                               -------------------------------------------------
                             Name:   John T. Long
                             Title: Senior Vice President

STATE OF MARYLAND, COUNTY/CITY OF   BALTIMORE                          , TO WIT:
                                  -------------------------------------

         On this 7th day of April, 2005, before me appeared John T. Long, being duly authorized, who signed this Agreement on behalf of Constellation Power, Inc.

                              /s/ Lynn J. Conant
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:    7/7/07
                                                     ---------------------------

                             SP NEWCO I LLC



                             By:   /s/ Ronnie L. Bates
                                 -----------------------------------------------
                             Name: Ronnie L. Bates
                             Title:     President

STATE OF ALABAMA, COUNTY/CITY OF   BIRMINGHAM                          , TO WIT:
                                 --------------------------------------

         On this 8th day of April, 2005, before me appeared Ronnie L. Bates, being duly authorized, who signed this Agreement on behalf of SP Newco I LLC.

                              /s/ Sharron L. Ditre
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:    2/27/06
                                                     ---------------------------


                             SP NEWCO II LLC


                             By:   /s/ Ronnie L. Bates
                                 -----------------------------------------------
                             Name: Ronnie L. Bates
                             Title:     President

STATE OF ALABAMA, COUNTY/CITY OF   BIRMINGHAM                          , TO WIT:
                                 --------------------------------------

         On this 8th day of April, 2005, before me appeared Ronnie L. Bates, being duly authorized, who signed this Agreement on behalf of SP Newco II LLC.

                               /s/ Sharron L. Ditre
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:    2/27/06
                                                     ---------------------------

                             SOUTHERN POWER COMPANY

                             By:   /s/ Ronnie L. Bates
                                 -----------------------------------------------
                             Name: Ronnie L. Bates
                             Title: President and CEO

STATE OF ALABAMA, COUNTY/CITY OF   BIRMINGHAM                          , TO WIT:
                                 --------------------------------------

         On this 8th day of April, 2005, before me appeared Ronnie L. Bates, being duly authorized, who signed this Agreement on behalf of Southern Power Company.

                               /s/ Sharron L. Ditre
                             ---------------------------------------------------
                             NOTARY PUBLIC
                             My Commission Expires:   2/27/06
                                                     ---------------------------